Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

WPX ENERGY PRODUCTION, LLC,

(Seller)

WPX ENERGY, INC.,

SOLELY FOR PURPOSES OF SECTION 16.20,

AND

ENDURING RESOURCES IV, LLC

(Buyer)

RIO ARRIBA, SAN JUAN AND SANDOVAL COUNTIES, NEW MEXICO

DATED JANUARY 30, 2018

ARTICLE 1 PURCHASE AND SALE		1

1.1	Purchase and Sale	1

1.2	Effective Time	1

1.3	Assets	1

1.4	Retained Assets	3

ARTICLE 2 PURCHASE PRICE		5

2.1	Purchase Price	5

2.2	Allocation of the Purchase Price	5

2.3	Adjustments to Purchase Price and Preliminary Settlement	5

2.4	Allocation for Tax Purposes	9

ARTICLE 3 DUE DILIGENCE		9

3.1	Due Diligence	9

3.2	On-Site Inspection	9

3.3	Indemnification	10

3.4	Disclaimer	10

ARTICLE 4 TITLE MATTERS		10

4.1	Definitions	10

4.2	Seller’s Title	16

4.3	Title Defects, Title Benefits and Notices	17

4.4	Remedies for Title Defects and Title Benefits	18

4.5	Consents and Preferential Rights	18

ARTICLE 5 ENVIRONMENTAL MATTERS		19

5.1	Definitions	19

5.2	Environmental Defect Notice	20

5.3	Seller’s Right to Remediate	21

5.4	Defect Adjustments	21

5.5	Environmental Dispute Resolution	21

5.6	Exclusive Remedies	21

5.7	Environmental Liabilities and Obligations	21

ARTICLE 6 TITLE AND ENVIRONMENTAL DISPUTE RESOLUTION		22

6.1	Expert Determination	22

6.2	Escrow of Disputed Amounts	23

6.3	Delay of Closing	23

i

ARTICLE 7 SELLER’S REPRESENTATIONS AND WARRANTIES		24

7.1	Status of Seller	24

7.2	Power	24

7.3	Authorization and Enforceability	24

7.4	Liability for Brokers’ Fees	25

7.5	No Bankruptcy; Solvency	25

7.6	Litigation	25

7.7	Compliance with Law; Permits	25

7.8	Capital Expenditures	26

7.9	Plugging and Abandonment; Wells	26

7.10	Taxes	26

7.11	Material Contracts	27

7.12	Imbalance Volumes	28

7.13	Payouts	28

7.14	Suspense Funds	28

7.15	Payment of Royalties; Compliance with Leases; Title to Personal Property	29

7.16	Bonds and Credit Support	29

7.17	Non-Consent Operations	29

7.18	Investment Company	29

7.19	Required Consents; Preferential Rights	29

7.20	Certain Disclaimers	29

ARTICLE 8 BUYER’S REPRESENTATIONS AND WARRANTIES		30

8.1	Organization and Standing	30

8.2	Power	31

8.3	Authorization and Enforceability	31

8.4	Liability for Brokers’ Fees	31

8.5	Litigation	31

8.6	Financial Resources	31

8.7	Buyer’s Evaluation	31

8.8	Governmental Authorizations; Qualification; Bonds	31

8.9	Limitation	32

ARTICLE 9 COVENANTS AND AGREEMENTS		32

9.1	Covenants and Agreements of Seller	32

9.2	Operatorship	34

9.3	Covenants and Agreements of Buyer	34

9.4	Covenants and Agreements of the Parties	35

9.5	HSR Act	36

ARTICLE 10 TAX MATTERS		37

10.1	Taxes	37

10.2	Apportionment of Ad Valorem and Property Taxes	37

10.3	Asset Taxes	37

10.4	Asset Tax and Property Tax Adjustments	37

10.5	Tax Reports and Returns	38

10.6	Transfer Taxes	38

ARTICLE 11 CONDITIONS PRECEDENT TO CLOSING		38

11.1	Seller’s Conditions	38

11.2	Buyer’s Conditions	38

ARTICLE 12 RIGHT OF TERMINATION		39

12.1	Termination	39

12.2	Liabilities Upon Termination; Distribution of Deposit	40

ARTICLE 13 CLOSING		40

13.1	Date of Closing	40

13.2	Place of Closing	41

13.3	Closing Obligations	41

ARTICLE 14 POST-CLOSING OBLIGATIONS		42

14.1	Post-Closing Adjustments	42

14.2	Release of Defect Escrow Amounts; Assignment of Disputed Asset	42

14.3	Records	43

14.4	Assumption of Plugging Liabilities and Reclamation Obligation	43

14.5	Suspense Funds	43

ARTICLE 15 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		44

15.1	Buyer’s Assumption of Liabilities and Obligations	44

15.2	Seller’s Retention of Liabilities and Obligations	44

15.3	Indemnification	44

15.4	Procedure	46

15.5	No Insurance; Subrogation	47

15.6	Tax Treatment of Indemnification Payments	47

15.7	Reservation as to Non-Parties	47

15.8	Express Negligence	47

15.9	Materiality	47

ARTICLE 16 MISCELLANEOUS		47

16.1	Schedules	47

16.2	Expenses	47

16.3	Notices	47

16.4	Amendments	49

16.5	Assignment	49

16.6	Headings	49

16.7	Counterparts/Electronic Signatures	49

16.8	References and Interpretation	49

16.9	Governing Law	50

16.10	Entire Agreement	50

16.11	No Recourse	50

16.12	Severability	50

16.13	Certain Definitions	51

16.14	Binding Effect	51

16.15	Survival of Warranties, Representations and Covenants	52

16.16	No Third-Party Beneficiaries	52

16.17	Further Cooperation	52

16.18	Like-Kind Exchange	52

16.19	Financial Reporting	53

16.20	Guarantee	53

Defined Terms

Adjustment Amounts	6.3
Affected Asset	4.1(a)
Affiliate	16.13(a)
Aggregate Claim Deductible	15.3(d)
Agreement	Opening paragraph
Allocated Values	2.2
Asset Taxes	10.3
Assets	1.3
Assignment	4.2(a)
Assumed Liabilities	15.1
Bank Credit Agreement	4.1(c)
Burdens	4.1(d)
Business Day	16.8
Buyer	Opening paragraph
Buyer’s Environmental Liabilities	5.7
Buyer Indemnified Parties	15.3(a)
Casualty Loss	9.3(b)
Claim	15.4(b)
Claim Notice	15.4(a)
Closing	13.1
Closing Amount	2.3
Closing Date	13.1
Closing Conditions	13.1
Code	2.4
Commercially Reasonable Efforts	16.8
Condition	5.1(a)
Confidentiality Agreement	9.3(a)
Consent	4.1(e)
Contract	1.3(e)
Control	16.13(b)
CPR	6.1(d)
Curative Date	4.4(a)
Customary Consents	4.1(f)
Day	16.8
Defect Notice Date	3.1
Defensible Title	4.1(g)
Disputed Asset	6.2
Disputed Defect Amounts	6.2
Disputed Environmental Matter	5.5
Disputed Title Matter	4.1(h)
DOJ	9.5
Due Diligence Period	3.1
Due Diligence Review	3.1
Effective Time	1.2
Encumbrances	4.1(i)
Environmental Defect	5.1(b)
Environmental Defect Deductible	5.1(c)
Environmental Defect Adjustment	5.4(a)(i)
Environmental Defect Amount	5.2

v

Environmental Defect Notice	5.2
Environmental Defect Property	5.1(d)
Environmental Expert	6.1(b)
Environmental Law(s)	5.1(e)
Equipment	1.3(c)
Escrow Agent	2.1(a)
Escrow Agreement	2.1(a)
Excluded Assets	1.4(a)
Excluded Contracts	1.4(d)
Execution Date	Opening paragraph
Expert	6.1
Federal Leases Final Purchase Price	4.1(j) 14.1(a)
Final Settlement Date	14.1(a)
Final Settlement Statement	14.1(a)
FTC	9.5
Fundamental Representations	16.15(a)
Governmental Authority	5.1(f)
Guaranteed Obligation	16.20(a)
Hazardous Substances	5.1(g)
HSR Act	9.5
Hydrocarbons	1.3(b)
Hydrocarbon Wells	1.3(c)
Imbalance	1.3(n)
Indemnification Cap	15.3(d)
Indemnified Party	15.4(a)
Indemnifying Party	15.4(a)
Individual Claim Threshold	15.3(d)
Individual Title Defect Threshold	4.1(k)
Information	9.3(a)
Inventory	1.3(j)
Knowledge	16.13(c)
Lands	1.3(a)
Law	5.1(h)
Lease Tract	4.1(l)
Leases	1.3(a)
Losses	15.3
Mancos Formation	4.1(m)
Material Adverse Effect	16.13(d)
Material Contracts	7.11(a)
Net Casualty Loss	9.3(b)
Net Mancos Acres	4.1(n)
Net Revenue Interest	4.1(o)
Notice of Title Defects	4.1(p)
Obligations	15.1
Outside Date	12.1(b)
Party(ies)	Opening paragraph
Party Affiliate	16.11
Performance Deposit	2.1(a)
Permits	1.3(h)
Permitted Encumbrances	4.1(q)

Permitted Employees	9.3(b)
Person	16.8
Pipeline Imbalance	1.3(n)
Pipelines	1.3(g)
Phase I	3.2
Preferential Rights	4.5(b)
Preliminary Settlement Statement	2.3
Property Expenses	2.3(a)
Property Taxes	10.2
Purchase Price	2.1
Real Property	1.3(i)
Reasonable Efforts	16.8
Reclamation Wells	1.3(c)
Records	1.3(k)
Remediation or Remediate	5.1(i)
Required Consents	4.1(r)
Retained Assets	1.4
Retained Liabilities	15.2
Scheduled Closing Date	13.1
Seller	Opening paragraph
Seller Capital Expenditures	7.8
Seller Taxes	15.2
Seller’s Bonds	9.3(c)
Seller Indemnified Parties	15.3(b)
Special Warranty Deed	4.2(a)
Special Warranty of Title	4.2(a)
Specified Overriding Royalty Interests	1.3(r)
Surface Agreements	1.3(f)
Survival Period	16.15(e)
Suspense Funds	16.13(e)
Tag-Along Agreements Taxes	4.1(s) 10.1
Tax Allocation	2.4
Tax Period	10.2
Termination Threshold	12.1(d)
Third Party	1.4(h)
Title Benefit	4.1(t)
Title Benefit Amount	4.1(u)
Title Benefit Notice	4.1(v)
Title Benefit Property	4.1(w)
Title Defect	4.1(x)
Title Defect Adjustment	4.1(y)
Title Defect Amount	4.1(z)
Title Defect Deductible	4.1(aa)
Title Defect Property	4.1(bb)
Title Expert	6.1(a)
Transaction	Opening paragraph
Transaction Documents	7.2
Transfer Taxes	10.6
Units	1.3(d)
Well Imbalance	1.3(n)

Wells	1.3(c)
Working Interest	4.1(cc)
WPX	Opening paragraph

List of Exhibits

Exhibit A-1	Leases and Lands
Exhibit A-2	Specified Overriding Royalty Interests
Exhibit B-1	Hydrocarbon Wells
Exhibit B-2	Reclamation Wells
Exhibit C-1	Contracts
Exhibit C-2	Surface Agreements
Exhibit D	Permits
Exhibit E	Real Property
Exhibit F	Inventory
Exhibit G	Excluded Assets
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Assignment, Conveyance and Bill of Sale
Exhibit J	Form of Assignment and Assumption Agreement
Exhibit K	Form of Transition Services Agreement
Exhibit L	Vehicles
Exhibit M	Form of Special Warranty Deed

List of Schedules

Schedule 1.4(d)(iv)	Excluded Contracts
Schedule 2.2	Allocated Values
Schedule 4.1	Certain Permitted Encumbrances
Schedule 4.5(c)	Tag-Along Agreements
Schedule 7.6	Seller Litigation
Schedule 7.7(a)	Compliance with Law Exceptions
Schedule 7.7(b)	Permits; Exceptions
Schedule 7.7(c)	Environmental Matters
Schedule 7.7(d)	Remediation
Schedule 7.8	Seller Capital Expenditures
Schedule 7.9(a)	Plugging and Abandonment Obligations
Schedule 7.10	Taxes

Schedule 7.11(c)	Material Contracts Exceptions
Schedule 7.12	Imbalance Volumes
Schedule 7.13	Payout Status
Schedule 7.14	Suspense Funds
Schedule 7.19(a)	Required Consents
Schedule 7.19(b)	Preferential Rights
Schedule 9.1(b)	Restriction on Operations
Schedule 9.3(b)	Permitted Employees
Schedule 9.3(c)	Seller’s Bonds
Schedule 14.1(b)	Accounting Dispute Resolution Provisions

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated January 30, 2018 (“Execution Date”), by and among WPX Energy Production, LLC, a Delaware limited liability company (“Seller”), and, solely for purposes of Section 16.20, WPX Energy, Inc., a Delaware corporation (“WPX”), each of Seller and WPX with an address of 3500 One Williams Center, Suite 2600, Tulsa, Oklahoma 74172, and Enduring Resources IV, LLC, a Delaware limited liability company (“Buyer”), with an address of 511 16th Street, Suite 700, Denver, Colorado 80202 (Seller and Buyer and, solely for purposes of Section 16.20, WPX, each a “Party” and collectively, the “Parties”).  The transactions contemplated by this Agreement and each of the Transaction Documents may be referred to collectively as the “Transaction.”

RECITALS

A.                                    Seller owns certain interests in oil and gas leases and interests in certain wells located in Rio Arriba, San Juan and Sandoval Counties, New Mexico, and associated personal property, which collectively constitutes the Assets as defined in Section 1.3;

B.                                    Seller desires to sell and Buyer desires to purchase all of Seller’s interests in the Assets upon the terms and conditions set forth in this Agreement; and

C.                                    Seller desires to exclude from the Assets certain interests all as set forth in this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1                               Purchase and Sale.  Subject to the terms and conditions of this Agreement, and specifically subject to the Retained Assets as defined below, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, the Assets for the consideration specified in Article 2.

1.2                               Effective Time.  The purchase and sale of the Assets shall be effective as of November 1, 2017, at 7:00 a.m., Central Time (“Effective Time”).

1.3                               Assets.  “Assets” refers to all of Seller’s and its Affiliates’ right, title and interest, whether present, contingent or reversionary, in and to the following, less and except the Retained Assets:

(a)                                 The oil, gas and mineral leases specifically described in Exhibit A-1 (the “Leases”) and all of Seller’s working interests, leasehold interests, overriding royalty interests, royalty interests, net profits interests, carried interests or similar rights or interests in the lands covered by the Leases and the lands pooled or unitized with the lands covered by the Leases (the “Lands”) regardless of whether such Lands are correctly described in Exhibit A-1;

(b)                                 The oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, and all other lease substances under the Leases and Units (“Hydrocarbons”) that may be produced under and pursuant to the Leases or Units;

(c)                                  The oil, gas, and injection wells located on, under or within the Lands, including oil and gas and produced water disposal wells located on the Lands described in Exhibit B-1 (the “Hydrocarbon Wells”) and Exhibit B-2 (the “Reclamation Wells”) (collectively, the “Wells”), whether producing, shut-in, temporarily abandoned or plugged and abandoned but not fully reclaimed, “pressure observation wells” operated by Seller or others, and all of the personal property, equipment, fixtures and improvements used in connection therewith, including production facilities, compression facilities and disposal facilities, tank batteries, compressors, buildings, trailers and measurement equipment associated with SCADA used in connection with the operation of the Wells (all such items identified in this Section 1.3(c) other than Wells, “Equipment”);

(d)                                 The unitization, communitization and pooling agreements, declarations, orders, and the units created thereby to the extent relating to the Leases and to the production of Hydrocarbons attributable to the Leases (“Units”);

(e)                                  All of the property, rights, privileges, benefits and appurtenances in any way belonging to, incidental to, or pertaining to the Leases, and including all operating agreements, development agreements, farmouts and farmins, participation agreements, exploration agreements, gathering and processing agreements, pooling and unitization agreements, declarations of pooling or unitization, pooling orders, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, exploration and joint venture agreements, area of mutual interest agreements, exchange agreements, equipment leases and rental contracts, production handling agreements and trucking agreements, water purchase, sale and disposal agreements, storage agreements, crossing agreements, or any other legal binding arrangement relating to the other Assets (but excluding all master services agreements), including those set forth in Exhibit C-1 (the “Contracts”), and provided that Contracts shall not include the Leases;

(f)                                   All surface leases, servitudes, rights of way, easements, surface damage agreements, permits, licenses, surface use agreements, fee surface interests, water rights, water access and water use agreements and other similar instruments and agreements that relate to the other Assets, including those listed in Exhibit C-2 (the “Surface Agreements”);

(g)                                  All pipelines, in-field gathering lines, flowlines and water management facilities used or held in connection with the production, gathering, treatment, storing, sale, or disposal of Hydrocarbons or produced water from or in connection with the Assets described in Sections 1.3(a) through (f) (collectively, the “Pipelines”);

(h)                                 All licenses, permits, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications from Governmental Authorities relating to the Pipelines, Wells, Leases or Lands and operations thereupon (collectively, “Permits”), including those Permits set forth in Exhibit D;

(i)                                     The real property described in Exhibit E (“Real Property”);

(j)                                    The inventory set forth in Exhibit F (“Inventory”);

(k)                                 To the extent transferable and subject to any confidentiality restrictions or attorney-client privilege, all files, records, and data relating to the items described in Sections 1.3(a) through (j) above (“Records”), which Records shall include lease records, well records, division order records, contract records, lease files, well files, contract files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents), production records, correspondence, operations, environmental, production, Asset Tax, Property Tax and accounting records, books or documents (but excluding any such records, books or documents that relate to assets or items not described in Sections 1.3(a) through (j) above), facility and engineering/well files, division order files (including division and interest statements), engineering and/or production files, environmental files and permitting files;

(l)                                     All trade credits, accounts receivable, notes receivable, take or pay amounts receivable, joint interest billing refunds, settlements or claims from or related to any joint interest billing audit and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, in each case to the extent such amount represents a recovery of an Assumed Liability, and all such items relating to the time period after the Effective Time;

(m)                             Any refunds due Seller by a Third Party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Assets with respect to any period of time prior to the Effective Time, in each case to the extent and only to the extent related to the Assumed Liabilities;

(n)                                 All imbalances at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead (“Well Imbalances”) and all marketing imbalances between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility (“Pipeline Imbalances”, and collectively with Well Imbalances, “Imbalances”);

(o)                                 All Encumbrances securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to the Assets, including the security interests granted under applicable Uniform Commercial Code provisions, but only to the extent that such Encumbrances relate to the period from and after the Effective Time or otherwise with respect to any Assumed Liability;

(p)                                 The vehicles and rolling stock described in Exhibit L;

(q)                                 All rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Assets and (i) relate to the period from and after the Effective Time or (ii) relate to both the period prior to the Effective Time and the Assumed Liabilities for which Buyer is responsible; and

(r)                                    The overriding royalty interests described on Exhibit A-2 (the “Specified Overriding Royalty Interests”).

1.4                               Retained Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the Transaction, all of Seller’s right, title and interest in and to the following (collectively, the “Retained Assets”):

(a)                                 The properties and interests described in Exhibit G (“Excluded Assets”);

(b)                                 All files, records, and data to the extent relating to the items described in Section 1.4(a); legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions covering the Leases, Lands, Units and Wells; and data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Assets (other than sales of Hydrocarbons and other than the Contracts), including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(c)                                  All equipment, machinery, fixtures and other tangible personal property and improvements located on and used or held for use solely in connection with the operation of the Retained Assets described in Sections 1.4(a) through (b) (including tanks, fixtures, injection facilities, produced water disposal facilities, third-party software licenses and proprietary software licenses related to SCADA telemetry systems, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, water discharge and/or treating facilities, machinery, power lines, and other appurtenances, improvements and facilities);

(d)                                 (i) All corporate, financial, insurance policies, income, tax and legal records of Seller to the extent related to Seller’s business generally (whether or not relating to the Retained Assets); (ii) all books, records and files to the extent relating to the Retained Assets; (iii) all partially assigned Contracts which are retained in part by Seller which are shown on Schedule 1.4(d)(iv); (iv) all Contracts relating to the Retained Assets which are shown on Schedule 1.4(d)(iv); (v) all master services agreements; and (vi) all Contracts between Seller and Affiliates of Seller (the Contracts described in subparts (iii), (iv), (v), and (vi), the “Excluded Contracts”);

(e)                                  All rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time (except to the extent related to the Assumed Liabilities);

(f)                                   Seller’s bonds, permits and licenses or other permits, licenses or authorizations to the extent used in the conduct of Seller’s business generally or which are not used in connection with the Assets;

(g)                                  All trade credits, accounts receivable, notes receivable, take or pay amounts receivable, Imbalances, joint interest billing refunds, settlements or claims from or related to any joint interest billing audit and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time (except to the extent such amount represents a recovery of an Assumed Liability); and

(h)                                 Any refunds due Seller by any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement (a “Third Party”) for any overpayment of rentals, royalties, excess royalty interests or production payments or Taxes, including severance tax refunds based on exemptions for high cost gas, attributable to the Assets with respect to any period of time prior to the Effective Time (except to the extent such amount represents a recovery of an Assumed Liability).

ARTICLE 2
PURCHASE PRICE

2.1                               Purchase Price.  Subject to the other terms and conditions of this Agreement, the purchase price for the Assets shall be Seven Hundred Million Dollars ($700,000,000) (“Purchase Price”).  The Purchase Price shall be payable as follows:

(a)                                 Within one (1) Business Day after the Execution Date, Buyer shall pay Thirty-Five Million Dollars ($35,000,000) as a performance deposit (“Performance Deposit”) to Wells Fargo, N.A. (the “Escrow Agent”) by wire transfer of immediately available funds.  Concurrently with the funding of the Performance Deposit, the Parties shall enter into an escrow agreement with the Escrow Agent, substantially in the form attached as Exhibit H (the “Escrow Agreement”).

(b)                                 If Closing occurs, then Seller and Buyer shall deliver at Closing a joint instruction to the Escrow Agent to release the Performance Deposit, together with any interest accrued thereon, to Seller, and Buyer shall pay the difference between the Closing Amount and the Performance Deposit to Seller by wire transfer of immediately available funds.  If this Agreement is terminated without a Closing, then the Performance Deposit and any interest accrued thereon shall be distributed in accordance with Section 12.2.

(c)                                  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 14.1(a) and payments made by Buyer or Seller as provided in Section 14.1(a), and upon final resolution of any Disputed Title Matters and Disputed Environmental Matters in accordance with Article 6.

2.2                               Allocation of the Purchase Price.  Solely for the purposes of Article 4 and Section 5.4(a), Buyer and Seller have agreed to the allocation of the unadjusted Purchase Price among each of the Hydrocarbon Wells and the Leases (and solely with respect to the Leases, only insofar as such Leases cover the Net Mancos Acres) (“Allocated Values”), and such allocation of value is set forth in Schedule 2.2.  For the avoidance of doubt, no value shall be allocated to the Specified Overriding Royalty Interests under this Section 2.2.

2.3                               Adjustments to Purchase Price and Preliminary Settlement.  The Purchase Price shall be adjusted according to this Section 2.3 without duplication. Such adjustment shall be set out in a preliminary settlement statement (“Preliminary Settlement Statement”) that shall be delivered by Seller to Buyer at least five (5) days prior to Closing, and in a Final Settlement Statement in accordance with Section 14.1.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.3 using the best information available at the Closing Date.  Within three (3) days after its receipt of the Preliminary Settlement Statement, Buyer may deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement, if any, and Seller shall consider all such proposed changes in good faith.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as proposed by Seller will be used to adjust the Purchase Price at Closing, which amount shall be paid at Closing and is referred to herein as the “Closing Amount.”

(a)                                 Property Expenses.  The term “Property Expenses” means all capital expenses (including all capital expenditures authorized by Section 9.1(a), but excluding, in all cases, any Asset Taxes or Property Taxes) and operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business, including for the period between the Effective Time and the Closing Date (x) with respect to Assets operated by Seller, internal overhead of $300,000 per month plus all overhead actually collected from Third Party interest owners under the applicable operating agreements, and (y) with respect to Assets operated by Third Parties, the amount payable under the applicable joint operating agreement, and, in each case where applicable, that are incurred in accordance with any relevant operating agreement or other Contract, if any, and all Burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom.

(b)                                 Proration of Costs and Revenues.

(i)                                     Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells attributable to the period at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits with respect to the Assets attributable to the period at or after the Effective Time.  Buyer shall be responsible for (and entitled to any refunds with respect to) all Property Expenses attributable to the Assets attributable to the period at and after the Effective Time.

(ii)                                  Seller shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Lands, and Wells attributable to the period prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits with respect to the Assets attributable to the period prior to the Effective Time.  Seller shall be responsible for (and entitled to any refunds with respect to, except to the extent related to the Assumed Liabilities) all Property Expenses attributable to the Assets attributable to the period prior to the Effective Time.

(iii)                               For purposes of allocating production (and accounts receivable with respect thereto) under this Section 2.3(b), (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Lands, and Wells when they pass through the custody transfer meter at the point of sale.  Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(c)                                  Upward Adjustments.  To calculate the Closing Amount and for the purposes of the Preliminary Settlement Statement and the Final Settlement Statement calculations, the Purchase Price shall be adjusted upward by the following:

(i)                                     An amount equal to (A) all proceeds from or attributable to the production of Hydrocarbons from the Assets attributable to the period prior to the Effective Time received by Buyer, net of Taxes (subject to Article 10) and Burdens, and (B) all other income, proceeds, receipts and credits with respect to the Assets attributable to the period prior to the Effective Time received by Buyer;

(ii)                                  An amount equal to all Property Expenses attributable to the Assets for the period at and after the Effective Time that were paid by Seller; but excluding costs to cure and/or Remediate, as applicable, any Title Defects, Environmental Defects, or Casualty Losses, or to obtain any Consents or waivers of Preferential Rights or incurred in connection with any breach of this Agreement;

(iii)                               An amount equal to the value of all oil and other Hydrocarbons in pipelines or flowlines or in tanks above the pipeline sales connection or other storage (including line fill) (exclusive of any brine, sludge or water that may be present in the oil storage tanks), in each case that at the Effective Time, to the extent not previously sold by Seller, is credited to Seller’s interest in the Assets, each such value to be the contract price in effect as of the Effective Time or, in the absence of an applicable contract price, the average price per unit for sales of production for the respective production period attributable to the Assets as of the Effective Time, less any Taxes and Burdens;

(iv)                              To the extent that there are any Pipeline Imbalances, if the net of such Imbalances is an overdelivery Imbalance (that is, at the Effective Time, Seller has delivered more gas to the pipeline than the pipeline has purchased or redelivered for Seller), the Purchase Price shall be adjusted upward by $2.50 per MMBtu multiplied by the net overdelivery Imbalance as of the Effective Time in MMBtu;

(v)                                 The amount of all prepaid Property Expenses (including pre-paid bonuses, rentals, cash calls and other advances to Third Party operators under applicable joint operating agreements for expenses not yet incurred) and scheduled payments and insurance insofar as such relate solely to the Assets, which in all cases are paid by Seller with respect to the ownership or operation of the Assets at and after the Effective Time and except to the extent related to any Assumed Liabilities; provided, however, that such prepaid expenses shall be prorated such that there shall only be an upward adjustment to the extent that such pre-paid expenses relate to the period of time from and after the Effective Time, in the event that such pre-paid expenses straddle the Effective Time;

(vi)                              An amount equal to any Asset Taxes and Property Taxes allocated to Buyer pursuant to Article 10 paid or payable by Seller; and

(vii)                           Any other amount provided for in this Agreement or otherwise agreed to in writing by Buyer and Seller as an upward adjustment to the Purchase Price.

(d)                                 Downward Adjustments.  To calculate the Closing Amount and for the purposes of the Preliminary Settlement Statement and the Final Settlement Statement calculations, the Purchase Price shall be adjusted downward by the following:

(i)                                     An amount equal to (A) all proceeds from or attributable to the production of Hydrocarbons from the Assets attributable to the period at and after the Effective Time received by Seller, net of Taxes (subject to Article 10) and Burdens paid by Seller thereupon, and (B) all other income, proceeds, receipts and credits with respect to the Assets attributable to the period at or after the Effective Time received by Seller;

(ii)                                  An amount equal to all Property Expenses attributable to the Assets for the period prior to the Effective Time that were paid by Buyer;

(iii)                               To the extent that there are any Pipeline Imbalances, if the net of such Imbalances is an underdelivery Imbalance (that is, at the Effective Time, Seller has delivered less Hydrocarbons to the pipeline than the pipeline has purchased or redelivered for Seller), the Purchase Price shall be adjusted downward by $2.50 per MMBtu multiplied by the net underdelivery Imbalance as of the Effective Time in MMBtu;

(iv)                              An amount equal to the total of all of the Title Defect Adjustments, if any, pursuant to Article 4;

(v)                                 An amount equal to the total of all the Environmental Defect Adjustments, if any, pursuant to Article 5;

(vi)                              An amount equal to the total Allocated Value of all Assets excluded pursuant to Section 3.2;

(vii)                           An amount equal to any Asset Taxes and Property Taxes allocated to Seller pursuant to Article 10 paid or payable by Buyer;

(viii)                        An amount equal to the Allocated Value of Assets not conveyed in connection with Preferential Rights in accordance with Section 4.5(b) or the failure to obtain a Required Consent to assign in accordance with Section 4.5(a);

(ix)                              The value of any Casualty Loss pursuant to Section 9.4(b);

(x)                                 The Allocated Value of any Disputed Asset placed into escrow pursuant to Section 6.2;

(xi)                              An amount equal to all Suspense Funds as of the Closing; and

(xii)                           Any other amount provided in this Agreement or otherwise agreed to in writing by Buyer and Seller as a downward adjustment to the Purchase Price.

(e)                                  Well Imbalance Adjustments.  Seller and Buyer agree that the Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to the Well Imbalances existing as of the Effective Time multiplied by $2.50 per MMBtu.

(f)                                   Adjustments to Purchase Price.  All adjustments to the Purchase Price shall be made (i) in accordance with the terms of this Agreement and, to the extent consistent with this Agreement, in accordance with generally accepted accounting principles in the United States, as consistently applied in the oil and gas industry, (ii) without duplication (in this Agreement or otherwise), and (iii) with respect to adjustments pursuant to Section 4.4 and Section 5.4, only as to matters for which notice is given on or before the Defect Notice Date.

(g)                                  Final Settlement.  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 14.1(a) and payments made by Buyer or Seller as provided in Section 14.1(a).

(h)                                 Pay-Over Covenant.  After the delivery of the Final Settlement Statement, (i) if any Party receives monies belonging to any other Party under the terms of this Agreement, including proceeds of production, then such amount shall promptly, but in any event within thirty (30) days after the end of the calendar month in which such amounts were received, be paid by such receiving Party over to the proper Party, (ii) if any Party pays monies for Property Expenses which are the obligation of any other Party under the terms of this Agreement, then such other Party shall promptly, but in any event within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Property Expenses, and (iii) if a Party receives an invoice of Property Expenses which is owed by another Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same.  Except as set forth in Section 9.3(c), the Parties shall have no further obligations under this Section 2.3(h) from and after the date that is one (1) year following the Closing.

2.4                               Allocation for Tax Purposes.  Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Internal Revenue Code of 1986, as amended (the “Code”)), among the classes of assets into which the Assets properly belong consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate), within ninety (90) days after the delivery of the Final Settlement Statement.  If the Parties reach an agreement with respect to such allocation (as agreed, the “Tax Allocation”), (i) the Parties shall update the Tax Allocation in a manner consistent with the original Tax Allocation and Section 1060 of the Code following any adjustment to the Purchase Price or any other items properly treated as consideration for U.S. federal income tax purposes pursuant to this Agreement, (ii) the Parties shall, and shall cause their Affiliates to, report consistently with the Tax Allocation on all Tax returns, (iii) each Party shall promptly inform the other Parties in writing of any challenge by any Taxing Authority to the Tax Allocation and consult and keep one another informed with respect to the status of such challenge, and (iv) no Party shall take any position in any Tax return that is inconsistent with the Tax Allocation unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such Tax Allocation or to comply with any resolution of any such audit, claim or proceeding in connection with the Tax Allocation.  Notwithstanding the preceding provisions of this Section 2.4, the Parties agree that it will not be inconsistent with the Tax Allocation for (a) Buyer’s cost to differ from the total amount allocated in the Tax Allocation to reflect capitalized acquisition costs not included in the total amount allocated pursuant to this Section 2.4, (b) the amount realized by Seller to differ from the total amount allocated pursuant to this Section 2.4 to reflect transaction costs that reduce the amount realized for U.S. federal income Tax purposes and (c) Buyer’s and Seller’s cost and amount realized, respectively, to differ to take into account differences as to any other payments to Seller treated as purchase price for the Assets for income Tax purposes, and any adjustments to the foregoing hereunder.

ARTICLE 3
DUE DILIGENCE

3.1                               Due Diligence.  Upon execution of this Agreement, Seller will make the Records available to Buyer and its representatives for inspection and review to permit Buyer to perform its due diligence (“Due Diligence Review”) at the offices of Seller during Seller’s normal business hours or as otherwise reasonably requested by Buyer to complete its Due Diligence Review.  Buyer shall be entitled to conduct its Due Diligence Review until the Defect Notice Date (“Due Diligence Period”).  All notices pertaining to the Due Diligence Review and to be delivered pursuant to Article 4 or Article 5 must be received by Seller no later than 5:00 p.m., Central Time, on the 45th day after the Execution Date (“Defect Notice Date”).

3.2                               On-Site Inspection.  Upon execution of this Agreement until the expiration of the Due Diligence Period, Seller shall give Buyer and its representatives reasonable access to Assets operated by Seller during Seller’s normal business hours, for the purpose of conducting an on-site inspection of the Assets, but only to the extent Seller has authority to grant such access without breaching any restriction binding on Seller (provided that Seller will use its commercially reasonable efforts to seek a waiver of any such restrictions).  All investigations and due diligence conducted by Buyer or any Buyer’s representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s representative shall result from Buyer’s own independent review and judgment.  Seller shall use commercially reasonable efforts (but without incurring any out-of-pocket costs or expenses, liability or obligations to Seller) to obtain permission for Buyer to gain access to Third Party operated Assets to inspect the condition of the same.  Seller or its designee shall have the right to accompany Buyer and Buyer’s representatives whenever they are on site on the Assets.  Buyer’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the

Assets or the business of Seller or co-owners thereof.  Buyer’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments:  Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”).  Buyer shall not be entitled to conduct any Phase II environmental assessments, any invasive or intrusive testing, or sampling on or relating to the Assets without the prior written consent of Seller, such consent to be granted, conditioned or withheld at the sole discretion of Seller.  Notwithstanding the above, if following Buyer’s Phase I environmental assessment, in the professional judgment of Buyer’s environmental consultant, a Phase II environmental assessment is necessary to properly and accurately characterize an Environmental Defect or associated Environmental Defect Amount, Buyer may request Seller’s consent to such Phase II environmental assessment by furnishing Seller with a written description of the need for and proposed scope of the Phase II environmental assessment to be conducted, including a description of the activities proposed to be conducted and a description of the approximate location and expected timing of such activities.  Should Seller withhold its consent to any such Phase II environmental assessment, Buyer shall have the right, at its sole election, to exclude the Assets directly affected by the alleged Environmental Defect from the Transaction and such excluded Assets shall thereafter become Retained Assets for all purposes hereunder.  If this Agreement is terminated prior to the occurrence of Closing, Buyer shall furnish to Seller, free of costs, a copy of any written final reports and test results prepared for Buyer by Buyer’s environmental consultants related to any such Phase I, and if permitted, Phase II or further environmental assessment, intrusive testing or sampling on or relating to any of the Assets as soon as reasonably possible after such report is prepared.  Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved invasive activities.  If this Agreement terminates prior to the occurrence of Closing, Buyer (i) shall promptly return to Seller or certify to Seller that Buyer has destroyed all copies of the Records in the possession or control of Buyer or any of Buyer’s representatives, and (ii) shall keep and shall cause each Buyer representative to keep, any and all information obtained by or on behalf of Buyer confidential in accordance with terms of the Confidentiality Agreement.

3.3                               Indemnification.  Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties and the other owners of interests in the Assets from and against any and all claims, damages, obligations, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) attributable to personal injury, death or damage to property arising out of or relating to access to the Records, any offices of Seller, or the Assets prior to the Closing by Buyer or any Buyer’s representatives, including personal injury, death or damage to property, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES (BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SELLER OR ANY OF THE SELLER INDEMNIFIED PARTIES).

3.4                               Disclaimer.  Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein.  Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

ARTICLE 4
TITLE MATTERS

4.1                               Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Affected Asset” means an Asset in which prior to Closing Seller (i) fails to obtain a Required Consent; or (ii) is notified that a Third Party intends to exercise its Preferential Right.

(b)                                 [Intentionally Omitted.]

(c)                                  “Bank Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 18, 2016, between Seller, as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender.

(d)                                 “Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

(e)                                  “Consents” means any prohibitions on assignment or requirements to obtain consents from Third Parties, in each case, that would be applicable in connection with the transfer of the Assets or the consummation of the Transactions by Seller.

(f)                                   “Customary Consents” means any and all Consents, approvals, authorizations or permits of, or filings with or notifications to, any Governmental Authorities which are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of Assets that (i) are not required prior to the assignment of any such Assets and are customarily obtained subsequent to the sale or conveyance or (ii) do not constitute a Required Consent.

(g)                                  “Defensible Title” means such ownership at and from the Effective Time and through the Defect Notice Date that, subject to and except for Permitted Encumbrances:

(i)                                     for each individual Hydrocarbon Well, entitles Seller to receive not less than the Net Revenue Interest shown in Exhibit B-1 for such Well, subject, however, to (x) any step-scale or sliding scale royalty provision in Federal Leases, and (y) any adjusted Net Revenue Interest upon payout or payment of Third Party cost recovery burdens shown in Exhibit B-1;

(ii)                                  for each individual Hydrocarbon Well, obligates Seller to bear not greater than the Working Interest shown in Exhibit B-1 for such Well without increase, except increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest, or as otherwise shown in Exhibit B-1;

(iii)                               entitles Seller to the Net Mancos Acres set forth in Exhibit A-1, for the Lease Tracts therein described for the life of the Lease covering the applicable Lease Tract or the term of any term assignment noted on Exhibit B-1;

(iv)                              for each individual Lease Tract for which Net Mancos Acres have been attributed in Exhibit A-1, entitles Seller to receive not less than the Net Revenue Interest shown in Exhibit A-1 attributable to Seller’s Working Interest and overriding royalty interest in the Mancos Formation in said Lease Tract for the life of the Lease covering the applicable Lease Tract  or the term of any applicable term assignment, noted on Exhibit B-1, subject, however, to any step-scale or sliding-scale royalty provision in Federal Leases; and

(v)                                 is free and clear of Encumbrances burdening the Hydrocarbon Wells and Net Mancos Acres other than Encumbrances arising under or created pursuant to the Bank

Credit Agreement (which shall be released in connection with the Closing) as of the Closing Date.

(h)                                 “Disputed Title Matters” means disputes concerning the (A) existence and scope of a Title Defect or Title Benefit, (B) Title Defect Amount or Title Benefit Amount, as the case may be, of that portion of the Asset affected by a Title Defect or Title Benefit, or (C) adequacy of Seller’s Title Defect curative materials.

(i)                                     “Encumbrances” means any mortgage, pledge, security interest, lien or similar encumbrance.

(j)                                    “Federal Leases” means Leases granted by the United States, Department of Interior, Bureau of Land Management.

(k)                                 “Individual Title Defect Threshold” means a Title Defect Amount of not less than Fifty Thousand Dollars ($50,000) for each individual Hydrocarbon Well or each individual Lease Tract.

(l)                                     “Lease Tract” means each Lease tract described in Exhibit A-1 in which Seller owns Net Mancos Acres.

(m)                             “Mancos Formation” means the interval defined as the stratigraphic equivalent of the top of the Mancos Shale as found in the Rincon #20 (API 30-039-26768) at 4547’MD through to the stratigraphic equivalent of the base of the Mancos Shale at 6343’MD.

(n)                                 “Net Mancos Acres” means, as to each applicable Lease Tract, the product of (a) the number of surface acres of land that are described in such tract (i.e. gross acres), multiplied by (b) the undivided oil and gas interest in the Mancos Formation in such tract encumbered by the applicable Lease, multiplied by (c) Seller’s Working Interest in the Mancos Formation in such Lease Tract.

(o)                                 “Net Revenue Interest” means, with respect to a Hydrocarbon Well, the share of the Hydrocarbons produced, saved and marketed from such Hydrocarbon Well for the productive life of such Hydrocarbon Well (provided that the underlying Leases remain in full force and effect and included in the Unit for such Hydrocarbon Well), and with respect to a Lease Tract, the life of the Lease Tract, in each case, for the applicable formation(s), zone(s), interval(s) or depths therein after satisfaction of all Burdens.

(p)                                 “Notice of Title Defects” means a notice provided to Seller in writing of any matters that in Buyer’s reasonable opinion constitute a Title Defect with respect to Seller’s title to any individual Hydrocarbon Well or a Lease Tract.

(q)                                 “Permitted Encumbrances” means:

(i)                                     the terms and conditions of the Leases and Burdens if the net cumulative effect of such Burdens does not operate to (A) reduce the Net Revenue Interest of Seller in a Hydrocarbon Well below that set forth in Exhibit B-1 or the Net Revenue Interest of Seller in a Lease Tract below that set forth in Exhibit A-1, subject, however, to any step-scale or sliding scale royalty provision in Federal Leases; (B) increase the Working Interest of Seller in a Hydrocarbon Well to greater than that set forth in Exhibit B-1 (unless Seller’s Net Revenue Interest is increased in the same proportion); or (C) reduce the Net Mancos

Acres for a Lease Tract to less than the Net Mancos Acres for such Lease Tract set forth in Exhibit A-1;

(ii)                                  liens for Taxes or assessments not yet due and delinquent or, to the extent set forth on Schedule 4.1, if delinquent are being contested in good faith;

(iii)                               liens arising under or created pursuant to the Bank Credit Agreement;

(iv)                              Customary Consents;

(v)                                 rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases, to the extent that such rights have not been triggered;

(vi)                              easements, rights-of-way, servitudes, permits, surface leases, grazing rights, canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the ownership or operation of the affected Asset(s);

(vii)                           materialmen’s, mechanic’s, operator’s, or other similar liens arising in the ordinary course of business (A) if such liens and charges have not been filed pursuant to Law and the time for filing such liens and charges has expired, (B) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by Law, or (C) if their validity is being contested in good faith by appropriate action, in each case, to the extent set forth on Schedule 4.1;

(viii)                        a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date;

(ix)                              mortgages burdening the interest of the lessors under a Lease;

(x)                                 all other Encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate do not (or would not upon foreclosure or other enforcement) operate to (A) reduce the Net Revenue Interest of Seller in a Hydrocarbon Well below that set forth in Exhibit B-1 or the Net Revenue Interest of Seller in a Lease Tract below that set forth in Exhibit A-1; (B) increase the Working Interest of Seller in a Hydrocarbon Well to greater than that set forth in Exhibit B-1 (unless Seller’s Net Revenue Interest is increased in the same proportion); or (C) reduce the Net Mancos Acres for a Lease Tract to less than the Net Mancos Acres for such Lease Tract set forth in Exhibit A-1;

(xi)                              the existence and terms of the Contracts set forth in Exhibit C-1 and Exhibit C-2;

(xii)                           such Title Defects as Buyer has waived in writing or which are waived pursuant to the terms of Article 4;

(xiii)                        Preferential Rights and Required Consents and Customary Consents; and

(xiv)                       all applicable Laws and rights reserved to or vested in any Governmental Authority.

(r)                                    “Required Consents” means all Consents; provided that (i) Required Consents do not include consents in documents (A) under which the lessor, grantor or assignor is contractually prohibited from unreasonably withholding, delaying or conditioning consent and (B) which do not contain a provision stating that the failure to obtain the Consent (or any other default under such document) renders either the Asset, document or the applicable assignment or transaction void or voidable (or words similar thereto), except with respect to subsections (A) and (B), for such Consents meeting such exceptions that have been denied by the holder thereof in writing, and (ii) Customary Consents shall not be considered Required Consents.

(s)                                   “Tag-Along Agreements” means the Contracts described on Schedule 4.5(c).

(t)                                    “Title Benefit” means any right or circumstance that operates (i) to increase the Net Revenue Interest of Seller in any individual Hydrocarbon Well above that shown in Exhibit B-1 or any Lease Tract above that shown in Exhibit A-1 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B-1 or Exhibit A-1 as applicable or (ii) to decrease the Working Interest of Seller in any individual Hydrocarbon Well below that shown in Exhibit B-1, without any decrease in the Net Revenue Interest shown in Exhibit B-1, or (iii) to increase the number of Net Mancos Acres set forth in Exhibit A-1 in any Lease Tract.

(u)                                 “Title Benefit Amount” means the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the Title Benefit.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the same methodology, terms and conditions for determining the Title Defect Amount pursuant to this Article 4.

(v)                                 “Title Benefit Notice” means a notice provided in writing for any matters that in such Party’s reasonable opinion constitute a Title Benefit with respect to Seller’s title to any individual Hydrocarbon Well or the Net Mancos/Acres in a Lease Tract.

(w)                               “Title Benefit Property” means the individual Hydrocarbon Well or the Net Mancos Acres in an individual Lease Tract affected by a Title Benefit.

(x)                                 “Title Defect” means any Encumbrance or discrepancy in Net Revenue Interest or Working Interest for any individual Hydrocarbon Well or deficiency in Net Mancos Acres or Net Revenue Interest in a Lease Tract, excluding Permitted Encumbrances, that causes Seller not to have Defensible Title in a Hydrocarbon Well or Lease Tract; provided, however, that the following shall not be considered Title Defects:

(i)                                     matters based solely on lack of information in Seller’s files;

(ii)                                  the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless Buyer provides evidence that such failure or omission results in another Person’s actual and superior claim of title to the relevant Asset;

(iii)                               defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(iv)                              lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action may not be authorized;

(v)                                 gaps or inconsistencies in the records affecting a Lease issued by a Governmental Authority located in the applicable County Clerk’s Offices as between the records maintained by the Bureau of Land Management, Bureau of Indian Affairs, or New Mexico State Land Office, as applicable, for such Lease, unless any such gap or inconsistency results in another Person’s actual and superior claim of title to the relevant Asset;

(vi)                              failure to record Leases granted by a Governmental Authority, and assignments of record title or operating rights interests in such Leases, in the applicable County Clerk’s Office, unless such failure has resulted in another Person’s actual and superior claim of title to the relevant Asset; and

(vii)                           any defect in title to the Specified Overriding Royalty Interests.

(y)                                 “Title Defect Adjustment” means an adjustment to the Purchase Price with respect to Title Defects, without duplication and net of any Title Benefits, in each case as provided, and subject to the limitations set forth in Article 4.

(z)                                  “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property;

(iii)                               provided that such amount shall not be greater than the Allocated Value of the Title Defect Property, if the Title Defect solely represents a decrease in the actual Net Revenue Interest for any Hydrocarbon Well below the Net Revenue Interest stated for a Hydrocarbon Well in Exhibit B-1, along with a proportional decrease to the Working Interest for such Hydrocarbon Well, then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated for a Hydrocarbon Well in Exhibit B-1; provided that if the Title Defect is not effective or does not affect an individual Hydrocarbon Well throughout the productive life of such Hydrocarbon Well, the Title Defect Amount determined hereunder shall be reduced to take into account the applicable time period only;

(iv)                              provided that such amount shall not be greater than the Allocated Value of the Title Defect Property, if the Title Defect solely represents a decrease in the actual Net Revenue Interest for any Lease Tract below the Net Revenue Interest stated for a Lease Tract in Exhibit A-1, along with a proportional decrease to the Working Interest for such Lease Tract, then the Title Defect Amount shall be the product of the Allocated Value of such Lease Tract multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated for a Lease Tract in Exhibit A-1; provided that if the Title Defect is not effective or does not affect an individual Lease, insofar as it covers a Lease Tract, throughout the productive life of such Lease, insofar as it covers a Lease Tract, the Title Defect Amount determined hereunder shall be reduced to take into account the applicable time period only;

(v)                                 if the Title Defect represents a decrease in the Net Mancos Acres for any Lease Tract below the Net Mancos Acres stated in Exhibit A-1 for such Lease Tract, then the Title Defect Amount shall be the product of the Allocated Value of such Lease Tract multiplied by a fraction, the numerator of which is the decrease in the Net Mancos Acres for said Lease Tract and the denominator of which is the Net Mancos Acres for said Lease Tract stated in Exhibit A-1; and

(vi)                              if the Title Defect represents an obligation, Encumbrance, burden or other defect in title to the Title Defect Property of a type not described in subsections (i)) through (v) above, the Title Defect Amount shall be determined by taking into account the following factors: (A) the Allocated Value of the Title Defect Property; (B) the portion of the Title Defect Property affected by the Title Defect; (C) the legal effect of the Title Defect; (D) the potential economic effect of a Title Defect over the productive life of the affected Hydrocarbon Well or the life of the applicable Lease Tract with regard to Net Mancos Acres; (E) the values placed upon the Title Defect by Buyer and Seller and (F) such other reasonable factors as are necessary to make a proper evaluation.

(aa)                          “Title Defect Deductible” means an amount equal to two percent (2%) of the unadjusted Purchase Price.

(bb)                          “Title Defect Property” means the individual Hydrocarbon Well or the individual Lease Tract affected by the Title Defect.

(cc)                            “Working Interest” means, with respect to a Hydrocarbon Well, the percentage of the costs and expenses for the maintenance, development, operation and the production relating to such Hydrocarbon Well for the productive life of such Hydrocarbon Well (provided that the underlying Leases remain in full force and effect and included in the Unit for such Hydrocarbon Well), and with respect to a Lease Tract, the life of the Lease Tract, in each case, without regard to the effect of any Burdens.

4.2                               Seller’s Title.

(a)                                 Defensible Title; Limited Special Warranty of Title.  Except for the limited special warranties of title (“Special Warranty of Title”) as set forth in the Assignment, Conveyance and Bill of Sale delivered at Closing (which form of assignment is attached as Exhibit I (the “Assignment”)) and the Special Warranty of Title in the Special Warranty Deed delivered at Closing (which form is attached as Exhibit M (the “Special Warranty Deed”)), (i) Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Assets and (ii) Buyer hereby acknowledges and agrees that Buyer’s sole remedies for any defect of title, including any Title Defect with respect to an individual Hydrocarbon Well or a Lease Tract, shall be Buyer’s right to adjust the Purchase Price to the extent provided in this Article 4 (or, if applicable, to terminate this Agreement pursuant to Article 12).

(b)                                 Exclusive Remedy.  Section 4.4 and the Special Warranty of Title set forth in the Assignment and the Special Warranty Deed (including, if applicable, Buyer’s right to terminate this Agreement pursuant to Article 12) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Assets.  Notwithstanding anything herein provided to the contrary, if a Title Defect asserted by Buyer under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller under Article 7 of this Agreement, then Buyer shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty under Article 7.

4.3                               Title Defects, Title Benefits and Notices.

(a)                                 Title Defects and Title Benefits.  Notwithstanding anything to the contrary, with respect to Title Defects and Title Benefits, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for:

(i)                                     any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; or

(ii)                                  any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless the Title Defect Amounts for all such Title Defects, less any Title Benefit Amounts (excluding any Title Defects timely cured by Seller), exceed the Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies provided herein only with respect to such Title Defects in excess of the Title Defect Deductible.

Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(b)                                 Notice of Title Defects.  On or before the Defect Notice Date, Buyer shall notify Seller of any Title Defects pursuant to a Notice of Title Defects.  Any Notice of Title Defects shall be in writing and shall contain the following:

(i)                                     a description of the claimed Title Defect(s);

(ii)                                  the Title Defect Property affected by the Title Defect(s);

(iii)                               the Allocated Value of the Title Defect Property;

(iv)                              supporting documents reasonably necessary for Seller (as well as Seller’s title attorney or examiner) to verify the existence of any asserted Title Defect; and

(v)                                 the Title Defect Amount that Buyer reasonably believes the Allocated Value of such Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based.

To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller, on or prior to the end of each calendar week prior to the Defect Notice Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week that Buyer intends to assert as Title Defects hereunder, which notice may be sent by electronic mail, be preliminary in nature, and supplemented on or prior to the Defect Notice Date; provided that, Buyer’s failure to deliver any such notice shall not waive or adversely affect Buyer’s right to notify Seller of Title Defects pursuant to a Notice of Title Defects prior to the Defect Notice Date.

(c)                                  Notice of Title Benefits.  On or before the Defect Notice Date, Buyer shall provide Seller (if Buyer has Knowledge of any Title Benefits) and Seller shall have the right (but not the obligation) to provide Buyer with a Title Benefit Notice.  The Title Benefit Notice shall be in writing and contain the following with respect to each Title Benefit:

(i)                                     a description of the Title Benefit;

(ii)                                  the Title Benefit Property;

(iii)                               the Allocated Value of the Title Benefit Property;

(iv)                              supporting documents reasonably evidencing the existence of any such Title Benefit; and

(v)                                 the Title Benefit Amount which a Party reasonably believes the Allocated Value of such Title Benefit Property is increased by the Title Benefit, and the computations and information upon which the Party’s belief is based.

4.4                               Remedies for Title Defects and Title Benefits.

(a)                                 Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time before five (5) days prior to the Closing (“Curative Date”), any Title Defects of which it has been advised by Buyer prior to or on the Defect Notice Date.

(b)                                 Remedies for Title Defects.  If a Title Defect affecting a Title Defect Property identified in a Notice of Title Defect is not cured on or before the Curative Date, the Parties shall attempt in good faith to reach agreement within five (5) days after the Curative Date on the existence of such Title Defect and the Title Defect Amount. If the Parties reach agreement on the existence of the Title Defect and the Title Defect Amount, the Purchase Price shall be adjusted for such Title Defect Amount in accordance with Section 2.3(d)(iv), subject to the Individual Title Defect Threshold and the Title Defect Deductible.  In the event that the Parties do not reach such an agreement by the end of such five (5) day period, then the Parties shall submit the existence of such Title Defect and the disputed Title Defect Amount to binding expert determination pursuant to Section 6.1.  Article 6 shall apply to such unresolved Title Defects and disputed Title Defect Amounts, and if as a result of such process it is determined that there is a valid Title Defect, the Purchase Price shall be reduced by the Title Defect Amount for the Title Defect Property, subject to the Individual Title Defect Threshold and the Title Defect Deductible.

(c)                                  Remedies for Title Benefits.  The value of a Title Benefit and the resulting Title Benefit Amount shall be determined by the Parties in good faith taking into account all relevant factors.  In the event the Parties cannot agree on the Title Benefit Amount, the disagreement shall be submitted to binding resolution pursuant to Section 6.1.  There shall be no increase to the Purchase Price as a result of a Title Benefit, and the aggregate Title Benefit Amounts with respect to all Title Benefits shall only be offset against the aggregate of all Title Defect Amounts.

4.5                               Consents and Preferential Rights.

(a)                                 Consents.  No sooner than five Business Days but no later than ten Business Days after the Execution Date, Seller shall give notices and request consent from all holders of Consents (including all Required Consents). Prior to Closing, Seller shall use reasonable efforts to obtain all Consents (including all Required Consents) that are required to be obtained in connection with the Transaction.  If prior to Closing Seller fails to obtain a Required Consent to assign an Affected Asset, then Seller shall retain the Affected Asset as a Retained Asset and the Purchase Price shall be reduced by the Allocated Value of the Affected Asset.  Seller, with Buyer’s assistance, shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing.  If such Required Consent has been obtained as of the Final Settlement Date, Seller shall convey the Affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the Affected Asset, less any proceeds from the Affected Asset attributable to the period of time after the Effective Time received and retained by Seller (net of any Property Expenses paid by Seller attributable to such Affected Asset during such period).  If such Required Consent has not been obtained as of the Final Settlement Date, the Affected Asset shall be excluded from the Transaction and permanently treated as a Retained Asset.  Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

(b)                                 Preferential Rights.  No sooner than five Business Days but no later than ten Business Days after the Execution Date, Seller shall give notices required in connection with all (i) preferential purchase rights, rights of first refusal or other similar rights and (ii) rights of first offer, tag-along rights, drag-along rights or other similar rights, in each case of clause (i) and (ii) above, that are applicable to the transfer of the Assets in connection with the Transaction (collectively, “Preferential Rights”).  If any Preferential Right is exercised prior to the Closing Date, then the Affected Asset shall be excluded from the Assets transferred hereunder as a Retained Asset and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Affected Asset.  If by Closing, either (A) the time frame for the exercise of a Preferential Right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Rights, or (B) a Third Party exercises its Preferential Right, but fails to consummate the purchase prior to the Closing, then Seller shall retain the Affected Asset as a Retained Asset and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Affected Asset.  As to any Affected Assets retained by Seller hereunder, following Closing and prior to the Final Settlement Date if a Preferential Right is not consummated within the time frame specified in the Preferential Right, or if the time frame for exercise of the Preferential Right expires without exercise after the Closing, Seller shall promptly convey the Affected Asset to Buyer effective as of the Effective Time, and Buyer shall pay to Seller the Allocated Value thereof pursuant to the terms of this Agreement.

(c)                                  Tag-Along Rights.  In connection with consummating the Transaction, Buyer shall comply with the tag-along and other similar rights of Third Parties pursuant to the terms and conditions of the instruments described on Schedule 4.5(c), and shall purchase all such interests that such Third Parties choose to offer for sale to Buyer pursuant to the Tag-Along Agreements in accordance with the terms of such Tag-Along Agreements.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1                               Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Condition” means any circumstance, status or defect that requires Remediation to comply with Environmental Laws.

(b)                                 “Environmental Defect” means a Condition in, on, under or relating to a particular Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Asset to be in violation of an Environmental Law and the cost of Remediation of the Condition exceeds One Hundred Thousand Dollars ($100,000) in the aggregate for all applicable Condition(s) associated with an individual Well or an individual Lease or other individual Asset.

(c)                                  “Environmental Defect Deductible” means an amount equal to two percent (2%) of the unadjusted Purchase Price.

(d)                                 “Environmental Defect Property” means the Asset affected by the Environmental Defect.

(e)                                  “Environmental Law” or “Environmental Laws” means, as the same have been amended on or prior to the Execution Date and are in effect as of or prior to the Execution Date, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction relating to protection of the environment, wildlife or natural resources, pollution, protection of human health or safety, or Hazardous Substances or similar Laws and all regulations implementing the foregoing that are applicable to the ownership or operation of the Assets.  The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority if not specifically required by Environmental Laws or (b) the Occupational Safety and Health Act or any other Law governing working safety or workplace conditions relating to matters other than those portions related to the environment, natural resources, air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments.

(f)                                   “Governmental Authority” means any national, state, tribal or local government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(g)                                  “Hazardous Substances” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law that has been released into the environment in concentrations or locations for which Remediation is required under any applicable Environmental Law, but excluding naturally occurring radioactive materials or NORM.

(h)                                 “Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

(i)                                     “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Substances or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

5.2                               Environmental Defect Notice.  On or before the Defect Notice Date, Buyer shall give Seller written notice of any Environmental Defect (an “Environmental Defect Notice”), which shall (i) name the affected Asset, (ii) describe the Condition in, on, under or relating to the Asset that causes the Environmental Defect and the proposed Remediation, and (iii) set forth the estimated cost to Remediate such Environmental Defect (the “Environmental Defect Amount”). To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to give Seller, on or prior to the end of each calendar week prior to the Defect Notice Date, written notice of all Environmental Defects discovered by Buyer during the preceding calendar week that Buyer intends to assert as Environmental Defects hereunder, which notice may be sent by electronic mail, be preliminary in nature, and supplemented on or prior to the Defect Notice Date; provided that, Buyer’s failure to deliver any such notice shall not waive or adversely affect Buyer’s right to notify Seller of Environmental Defects pursuant to an Environmental Defect Notice prior to the Defect Notice Date.

5.3                               Seller’s Right to Remediate.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate or remove at any time prior to the Curative Date any Environmental Defect of which it has been advised by Buyer pursuant to Section 5.2 of this Agreement.

5.4                               Defect Adjustments.  Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as follows:

(a)                                 With respect to each Environmental Defect timely asserted by Buyer on or before the Defect Notice Date, Seller may elect, on or before the date that is three (3) Business Days prior to the Closing, to:

(i)                                     reach agreement with Buyer on the existence of the Environmental Defect and, subject to Section 5.4(b), adjust the Purchase Price downward by the Environmental Defect Amount (the “Environmental Defect Adjustment”), or

(ii)                                  challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Amount asserted by Buyer pursuant to Section 6.1.

(b)                                 There shall be no reduction to the Purchase Price except to the extent that the Environmental Defect Deductible is exceeded, after which point Buyer shall be entitled to adjustments to the unadjusted Purchase Price or other remedies only with respect to Environmental Defects in excess of the Environmental Defect Deductible.

5.5                               Environmental Dispute Resolution.  If Seller elects to proceed under Section 5.4(a)(ii), with respect to an Environmental Defect, the following matters shall be submitted to an expert for determination pursuant to Section 6.1:  (i) the existence and scope of an Environmental Defect, (ii) the Environmental Defect Amount, and (iii) the adequacy of any Remediation of an Environmental Defect, by Seller (each a “Disputed Environmental Matter”).

5.6                               Exclusive Remedies.  Notwithstanding anything herein provided to the contrary, if an Environmental Defect under this Article 5 results from any matter that could also result in the breach of any representation or warranty of Seller in Article 7, other than the representations and warranties of Seller in Section 7.7(b),  Section 7.7(c), Section 7.7(d) and Section 7.9(a), then Buyer shall only be entitled to assert such matter before the Defect Notice Date as an Environmental Defect to the extent permitted by this Article 5 and Buyer shall be precluded from asserting such matter as the basis of the breach of any representation or warranty of Seller other than its representations and warranties in Section 7.7(b),  Section 7.7(c) , Section 7.7(d) and Section 7.9(a).

5.7                               Environmental Liabilities and Obligations.  Subject to Section 5.4, Buyer’s rights to indemnification under Article 15, upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to, and release Seller, its stockholders, directors, officers, employees, agents, representatives and Affiliates, and their respective successors and assigns, from all losses (including any civil fines, penalties, costs of Remediation, and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed by any and all Persons, including any Governmental Authority, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater)) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any Condition of the Assets whether created or attributable to periods either before or after the Effective Time, including the presence, disposal or release of any Hazardous Substances of any kind in, on or under the Assets or the Lands (collectively “Buyer’s Environmental Liabilities”).

ARTICLE 6
TITLE AND ENVIRONMENTAL DISPUTE RESOLUTION

6.1                               Expert Determination.  If, pursuant to Section 4.4(b), a Disputed Title Matter is submitted to expert determination, or if, pursuant to Section 5.4(a)(ii), a Disputed Environmental Matter is submitted to expert determination, then the determination shall be conducted pursuant to this Section 6.1.  “Expert” means the Title Expert and the Environmental Expert.

(a)                                 Title Expert.  The determination of a Disputed Title Matter shall be conducted by a single title expert (“Title Expert”).  The Title Expert shall be neutral, not an Affiliate, employee or consultant of either Party (nor of any of their Affiliates), and shall be an oil and gas title attorney with at least ten (10) years of experience examining title to oil and gas properties in New Mexico.

(b)                                 Environmental Expert.  The determination of a Disputed Environmental Matter shall be conducted by a single environmental expert (“Environmental Expert”).  The Environmental Expert shall be neutral, not an Affiliate, employee or consultant of either Party (nor of any of their Affiliates), and shall be an individual with a nationally recognized independent environmental consulting firm with at least ten (10) years of experience evaluating environmental matters associated with oil and gas properties in New Mexico.

(c)                                  Selection of Expert by Agreement of the Parties.  The Parties shall attempt to mutually agree on the Expert; provided if the Parties are not able to mutually agree on the Expert within five (5) Business Days after receipt of the other Party’s election to submit a matter to expert determination, then, within ten (10) Business Days after the end of such five (5) Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Experts having the qualifications outlined in Section 6.1(a) or Section 6.1(b), as applicable.  If there is one common name on the Parties’ lists, that Person shall be the Expert; but if there is more than one common name on the Parties’ lists, the Expert shall be selected from the common names on the Parties’ lists or by the mutual agreement of the Parties.

(d)                                 Selection of Expert if Parties Do Not Agree.  In the event there are no common names on the Parties’ lists, the lists of potential Experts submitted by the Parties shall be submitted to The International Institute for Conflict Prevention & Resolution (“CPR”) on or before five (5) Business Days after the submission of the Parties’ respective lists to one another, and the CPR shall select the Expert from the Parties’ lists.  The Expert need not be on the CPR’s panel of neutrals.

(e)                                  Information.  Within ten (10) Business Days after the selection of the Expert, the Parties shall provide to the Expert the applicable Notices of Title Defects, Title Benefit Notices, or Environmental Defect Notices and all documentation provided therewith or referred to therein, and each Party shall provide such other evidence as it deems appropriate for the Expert to determine the existence and effect of the applicable Title Defect, Title Benefit or Environmental Defect and the associated Title Defect Amount, Title Benefit Amount or Environmental Defect Amount. The Expert shall also be provided with, in the case of a Disputed Title Matter, Article 4 , in the case of a Disputed Environmental Matter, Article 5, and in all cases, this Section 6.1, and the Allocated

Values of the Assets subject to a Disputed Title Matter, together with any definitions of terms used in such Articles, but no other provisions of this Agreement.

(f)                                   No Ex-Parte Communications.  The Expert, once appointed, shall have no ex-parte communications with any Party concerning the determination required hereunder.  All communications between any Party and the Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner.

(g)                                  Determination.  The Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he or she has received the materials under Section 6.1(e).  The decision of the Expert shall be final, binding on the Parties and non-appealable.  The Expert shall make a separate determination with respect to each Disputed Title Matter or Disputed Environmental Matter submitted to the Expert for determination.

(h)                                 Fees and Costs.  Each Party shall be responsible for paying its own costs, including its attorneys’ and experts’ fees.  The costs of the Expert shall be paid one-half by Seller and one-half by Buyer.

(i)                                     Findings.  The written finding of the Expert need only set forth the Expert’s finding as to whether the subject Title Defect exists or has been cured and the Title Defect Amount, or the existence of the asserted Title Benefit and the Title Benefit Amount, or whether the Environmental Defect exists and the Environmental Defect Amount, and not the Expert’s rationale for the award.

(j)                                    Not Arbitration.  The Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter.  The Parties intend that the procedures set forth in this Section 6.1 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 6.1 shall be specifically enforceable.

(k)                                 Execution of Documents.  The Parties agree to execute such agreements as may be reasonably required by the Expert, including such engagement letters, releases and indemnities as reasonably requested by the Expert.

6.2                               Escrow of Disputed Amounts.  If any disputed Title Defect Amount(s) and/or disputed Environmental Defect Amount(s) (“Disputed Defect Amounts”), plus any other agreed upon Adjustment Amounts relating to Notices of Title Defects and Environmental Defect Notices submitted by Buyer prior to the Defect Notice Date, in each case that are less than the Termination Threshold, then the Parties shall proceed with Closing and the Title Defect Property or Environmental Defect Property shall be sold to Buyer, provided that at Closing Buyer shall pay an amount equal to the Allocated Values of the Disputed Asset(s) to the Escrow Agent in accordance with the terms of the Escrow Agreement.  A “Disputed Asset” means any Title Defect Property or Environmental Defect Property that has been submitted to expert determination pursuant to Section 6.1.

6.3                               Delay of Closing.  If the Disputed Defect Amounts, plus any other agreed upon Title Defect Adjustment amounts and Environmental Defect Adjustment amounts and Net Casualty Loss amounts (the “Adjustment Amounts”) as a result of matters submitted by Buyer prior to the Defect Notice Date, are equal to or greater than the Termination Threshold, then the Closing Date shall be extended, pending resolution of the disputes, and the Outside Date shall be extended for a period of time equal to the period of extension of the Closing Date pursuant to this Section 6.3.

(a)                                 Upon resolution of one or more Disputed Defect Amounts, if the total of the resolved Disputed Defect Amounts, together with all other agreed upon Adjustment Amounts and any outstanding Disputed Defect Amounts is less than the Termination Threshold, then within five (5) Business Days thereafter, the Parties shall proceed with the Closing, provided that any outstanding Disputed Asset(s) shall be withheld from Closing, and Buyer shall pay an amount equal to the Allocated Value(s) of the Disputed Asset(s) to the Escrow Agent in accordance with the terms of Section 6.2.  Thereafter, upon resolution of any additional Disputed Defect Amounts, the Allocated Value of such asset(s) shall be released from escrow in accordance with Expert determination, subject to any applicable Purchase Price adjustments under Section 2.3, and Seller shall convey the applicable Disputed Asset to Buyer;

(b)                                 Upon resolution of the Disputed Defect Amounts, if the total of the resolved Disputed Defect Amounts, together with all of the other agreed upon Adjustment Amounts, exceeds the Termination Threshold, then within five (5) Business Days thereafter, either Party has the option to terminate this Agreement in accordance with Section 12.1(d).

ARTICLE 7
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the Effective Time, the Execution Date and as of the Closing Date except where otherwise indicated.  The term “Knowledge” has the meaning set forth in Section 16.13(c).

7.1                               Status of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business and is in good standing in such other jurisdictions as may be necessary, including all jurisdictions in which the Assets are located.

7.2                               Power.  Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and each of the documents executed and/or delivered pursuant to or in connection with this Agreement on the Closing Date (the “Transaction Documents”) and perform the Transaction.  The execution and delivery of this Agreement and each of the Transaction Documents does not, and the fulfillment of and compliance with the terms and conditions hereof and thereof and performance of the Transaction will not (a) violate, (b) conflict with, (c) result in any default (with due notice or lapse of time or both) or right of termination, cancellation or acceleration under, (d) require any notice under or (e) result in the creation of any Encumbrance (other than a Permitted Encumbrance) under:  (i) any provision of Seller’s governing documents, (ii) any Lease, Contract, note, bond, mortgage or indenture to which Seller is a party or by which Seller or any of the Assets are bound, (iii) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) any Law applicable to Seller or the Assets.

7.3                               Authorization and Enforceability.  The execution, delivery and performance by Seller of this Agreement has been, and each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Seller.  This Agreement and each of the Transaction Documents constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

7.4                               Liability for Brokers’ Fees.  Neither Seller nor any of its Affiliates have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

7.5                               No Bankruptcy; Solvency.  There are no bankruptcy proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates.  Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transfers contemplated by this Agreement, and (iv) is and will be capable of paying its debts, including its stated and contingent liabilities as they mature.

7.6                               Litigation.  Except as described on Schedule 7.6:

(a)                                 There are no material lawsuits, actions, suits or legal administrative or arbitration proceedings filed and served on, or, to Seller’s Knowledge, threatened in writing against, Seller before any Governmental Authority or notices of violation issued by any federal, state, municipal or other Governmental Authority.  This Section 7.6(a) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5, Section 7.7(b), Section 7.7(c) and Section 7.7(d).

(b)                                 There are no actions, suits or proceedings filed and served on Seller in any court or any notices of violation issued by any federal, state, municipal or other Governmental Authority involving the ownership or operation of the Assets that would affect Seller or the Assets; nor is Seller or any of its Affiliates in material default under any order, writ, injunction, or decree of any court or federal, state, municipal or other Governmental Authority with respect to the Assets.  This Section 7.6(b) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5, Section 7.7(b), Section 7.7(c) and Section 7.7(d).

7.7                               Compliance with Law; Permits.

(a)                                 Except as described on Schedule 7.7(a), the Assets operated by Seller, and to Seller’s Knowledge, the Assets operated by Third Parties, have been owned and operated in compliance in all material respects with all applicable federal, state and local Laws, rules, regulations and orders.  Except as described on Schedule 7.7(a), neither Seller nor its Affiliates, and to Seller’s Knowledge, no Third Party operator, has received written notice of a material violation of any Law, or any judgment, decree or order of any court, applicable to the Assets.  This Section 7.7(a) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5, Section 7.7(b) and Section 7.7(c).

(b)                                 Except as described on Schedule 7.7(b), (i) Seller has all material Permits issued pursuant to any Environmental Law that are necessary for the operation of any Asset operated by Seller; (ii) Seller has not received any written notice of a material violation with respect to any of the Permits that has not been corrected or settled; and (iii) Seller has not received written notice of any claims, actions, proceedings or investigations that might result in the modification, revocation, termination or suspension of any material Permit.

(c)                                  Except as described on Schedule 7.7(c), (i) there is no lawsuit, litigation, hearings, notice of violation, or administrative proceeding pending against Seller  or the Assets as a result of the material violation or material breach of any Environmental Law in connection with the ownership or operation of the Assets, and (ii) Seller has not received any written notice of any material claims, suits, investigations, orders or proceedings pending or threatened under any

Environmental Law with respect to any Asset or the ownership or operation thereof or that is reasonably likely to result in any Remediation obligation of Seller.

(d)                                 Except as described on Schedule 7.7(d), to Seller’s Knowledge, as of the Execution Date, there is no material matter affecting the Assets that requires any Remediation of any of the Assets. With respect to the Assets, neither Seller nor any Affiliate of Seller has entered into nor is a party (directly or as successor in interest) to, any agreement with, plea, diversion agreement or consent, order, decree or judgment of any Governmental Authority that (i) is in existence as of the Execution Date, (ii) is based on any Environmental Laws that relate to the present or future use of any of the Assets, or (iii) requires any Remediation or change in the present conditions of any of the Assets.

(e)                                  As of the Execution Date, Seller has made available to Buyer copies of any material Third Party reports assessing the environmental condition of any Asset prepared for Seller during the two (2)-year period prior to the Closing that are in Seller’s (or its Affiliates’) possession.

7.8                               Capital Expenditures.  Except as described on Schedule 7.8 (“Seller Capital Expenditures”), (a) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing Wells, which operations are, individually, estimated to cost no more than One Hundred Thousand Dollars ($100,000), net to Seller’s interest (excluding however any operation which a Third Party operator undertakes pursuant to an operating agreement that does not require advance notice to or obtaining consent of Seller under the terms of such operating agreement), and (b) no contractual obligations or proposals or authorities for expenditures are currently outstanding to drill or complete additional wells, or to deepen, plug back, side-track or rework existing Wells, or to conduct other operations on the Assets for which consent is required under the applicable operating agreement or to abandon any wells on the Assets, for which the individually estimated cost exceeds One Hundred Thousand Dollars ($100,000) net to Seller’s interest.

7.9                               Plugging and Abandonment; Wells.

(a)                                 Except as set forth on Schedule 7.9(a), to Seller’s Knowledge, there are no Wells (including the Reclamation Wells) included in the Assets that Seller is currently obligated by applicable Law or Material Contracts to plug and abandon.

(b)                                 All of the Wells that have been drilled and completed by Seller or any of its Affiliates (and, to Seller’s Knowledge, by any Third Parties) have been so drilled and completed within the boundaries of the Leases and/or Units or as otherwise permitted by the Contracts.

7.10                        Taxes. Except as set forth on Schedule 7.10:

(a)                                 All Property Taxes and Asset Taxes (whether or not shown on any tax return) that are or have become due or payable before the Closing Date have been timely paid in full, and Seller is not delinquent in the payment of such Taxes.  All Taxes and obligations relating thereto that could result in an Encumbrance or other claim against any of the Assets have been paid, unless contested in good faith, in which case, Seller shall retain responsibility therefor.

(b)                                 All tax returns with respect to Asset Taxes and Property Taxes required to be filed have been filed and all such tax returns are true, correct and complete in all material respects.  There is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Taxes or Property Taxes.  There are no suits, proceedings claims, investigations, audits or inquiries pending, or to Seller’s Knowledge, threatened in writing, in each case in respect of Asset Taxes or Property Taxes.  Seller (or, if Seller is a disregarded entity, Seller’s regarded owner) is not (a) a “foreign person” within the meaning of Section 1445 of the Code or (b) a “disregarded entity” within the meaning of Section 301.7701-3(a) of the Treasury regulations promulgated under the Code.  To Seller’s Knowledge, none of the Assets are subject to any tax partnership agreements or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute (other than a partnership income tax return filed pursuant to Treasury Regulations Section 1.761-2(b) to effectuate an election out of Subchapter K of Chapter 1 of Subtitle A of the Code).  Seller has not received a Schedule K-1 from any person (including any purported tax partnership) with respect to any of the Assets.

7.11                        Material Contracts.

(a)                                 As used herein, the term “Material Contracts” means all of the following Contracts (including all material amendments thereto) that affect any of the Assets other than the Leases and any pooling and communitization declarations or agreements and any other instrument evidencing a right in real property:

(i)                                     Contracts for the purchase, sale or exchange of Hydrocarbons, and Contracts for the gathering, treatment, processing, handling, storage or transportation of Hydrocarbons, excluding those Contracts cancelable without penalty on not more than thirty (30) days prior written notice;

(ii)                                  farmin or farmout agreements, exploration agreements, and participation agreements;

(iii)                               operating agreements, unit agreements and unit operating agreements;

(iv)                              Contracts with any Affiliate of Seller;

(v)                                 Contracts that contemplate the sale, exchange, transfer, or other disposition of any of Seller’s interests in the Assets;

(vi)                              any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller or any Affiliate of Seller conducts business, including area of mutual interest Contracts;

(vii)                           any Contract that contains calls upon or options to purchase production, or is a dedication of production or otherwise requires production to be transported, processed or sold in a particular fashion;

(viii)                        any Contract that contains a take-or-pay payment, production payment, advance payment or other similar payment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery;

(ix)                              any Contracts for the use or sharing of drilling rigs;

(x)                                 any Contract (executory or otherwise) to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Assets after the Execution Date, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(xi)                              any Contract for which the primary purpose is to provide for the indemnification of another Person (excluding however any bonds, letters of credit or similar financial Contracts);

(xii)                           any Contract that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing;

(xiii)                        any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract; and

(xiv)                       Contracts burdening the Assets which could be reasonably expected to result in aggregate payments, cost or revenues of more than Five Hundred Thousand Dollars ($500,000) net to Seller’s interest in any twelve (12) month period or more than One Million Dollars ($1,000,000) net to Seller’s interest over the remaining life of such Contract.

(b)                                 Exhibit C-1 sets forth all of the Material Contracts and prior to the Execution Date, Seller has provided to Buyer copies, true and complete in all material respects, of each Material Contract and all amendments thereto (and Seller has not withheld any portion of any Material Contract in the possession of Seller or any of its Affiliates), subject to compliance with any confidentiality restrictions contained therein, provided that Seller shall use commercially reasonable efforts to obtain waivers of any such confidentiality restrictions.

(c)                                  In each case except as set forth on Schedule 7.11(c), (i) Seller is not in breach or default in any material respect under any Material Contract; (ii) except for those Material Contracts that may have expired pursuant to and in accordance with their terms (but only to the extent that such expiration did not result from a default by Seller or another party thereto or by Seller’s election to terminate such Material Contract), all of the Material Contracts are in full force and effect in all material respects; and (iii) no written notice of default or breach or termination has been received or delivered by Seller  under any Material Contract, the resolution of which is outstanding as of the Execution Date.

(d)                                 The Assets are not bound by any swap, forward, future or derivatives transaction or option or other similar contract, pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed that will continue after Closing.

7.12                        Imbalance Volumes.  Except for the amounts set forth on Schedule 7.12 as of the date noted on Schedule 7.12, Seller has (a) no Well Imbalances as a result of past production in excess of the share to which it is entitled; and (b) Seller has no Pipeline Imbalances as a result of Seller’s delivery of less Hydrocarbons to the pipeline than the pipeline has purchased or redelivered for Seller.

7.13                        Payouts.  Except as set forth on Schedule 7.13, as of the date noted on Schedule 7.13, the Assets are not subject to a revision or other adjustment at some level of cost recovery or payout.

7.14                        Suspense Funds.  Schedule 7.14 lists all Suspense Funds held by Seller and its Affiliates as of the Execution Date.  To Seller’s Knowledge, no funds to which Seller or its Affiliates may be entitled are being held in suspense by any Third Party as of the Execution Date.

7.15                        Payment of Royalties; Compliance with Leases; Title to Personal Property.

(a)                                 Seller has properly and timely paid in all material respects, or caused to be paid in all material respects, all Burdens due with respect the Assets, subject to final resolution of any claims challenging such payments asserted in the matters described on Schedule 7.6.

(b)                                 Except as set forth on Schedule 7.6, neither Seller nor any of its Affiliates has received written notice of any continuing or uncured breach by Seller or its Affiliates of any material provision in any Lease or default with respect to the performance of any material obligation of Seller or its Affiliates under the Leases, and, to Seller’s Knowledge, no Third Party to any Lease or any successor to the interest of such Third Party has filed or has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease.

(c)                                  Seller has good and valid title to, or a valid leasehold interest in, the Equipment, the Pipelines, the Inventory and the vehicles and rolling stock described in Exhibit L included in the Assets that is free and clear of all Encumbrances other than Permitted Encumbrances.

7.16                        Bonds and Credit Support.  Schedule 9.3(c) lists all bonds, letters of credit and other similar credit support instruments maintained by Seller or any Affiliate of Seller with any Governmental Authority or other Third Party with respect to the Assets.

7.17                        Non-Consent Operations. Seller has neither elected nor been deemed to have elected to “non-consent”, nor failed to participate in, the drilling or reworking of a Well or any other operation which would cause Seller or Buyer to suffer a penalty or lose or forfeit any interest in the Assets under any applicable operating agreement.

7.18                        Investment Company.  Seller is not (A) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (B) subject in any respect to the provisions of said act.

7.19                        Required Consents; Preferential Rights.

(a)                                 Except as set forth on Schedule 7.19(a), there are no Required Consents.

(b)                                 Except as set forth on Schedule 7.19(b), there are no Preferential Rights.

7.20                        Certain Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ANY OF ARTICLE 4, ARTICLE 5, OR ARTICLE 7 (INCLUDING IN ANY SCHEDULE OR EXHIBIT QUALIFYING OR SUPPLEMENTING ANY PROVISIONS IN SUCH ARTICLES), IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 11.2(a), THE ASSIGNMENT OR THE SPECIAL WARRANTY DEED, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY SELLER).

(b)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ANY OF ARTICLE 4, ARTICLE 5, OR ARTICLE 7 (INCLUDING IN ANY SCHEDULE OR

EXHIBIT QUALIFYING OR SUPPLEMENTING ANY PROVISIONS IN SUCH ARTICLES), IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 11.2(a), THE ASSIGNMENT OR THE SPECIAL WARRANTY DEED, WITHOUT LIMITING THE GENERALITY OF SECTION 7.20(a), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE ASSETS IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)                                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 11.2(a), SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 8
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of the Effective Time, the Execution Date and as of the Closing Date:

8.1                               Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is duly qualified to carry on its business and is in good standing in such other jurisdictions as may be necessary.

8.2                               Power.  Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and each of the Transaction Documents and perform each of the Transactions.  The execution and delivery of this Agreement and each of the Transaction Documents does not, and the fulfillment of and compliance with the terms and conditions hereof and thereof and the performance of the Transactions will not (a) violate, (b) conflict with, (c) result in any default (with due notice or lapse of time or both) or right of termination, cancellation or acceleration under, (d) require any notice under or (e) or result in the creation of any Encumbrance (other than a Permitted Encumbrance) under:  (i) any provision of Buyer’s governing documents, (ii) any contract, note, bond, mortgage or indenture to which Buyer is a party, (iii) any judgment, order, ruling, or decree applicable to Buyer as a party in interest, or (iv) any Law applicable to Buyer.

8.3                               Authorization and Enforceability.  The execution, delivery and performance by Buyer of this Agreement has been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.  This Agreement and each of the Transaction Documents constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

8.4                               Liability for Brokers’ Fees.  Buyer and its Affiliates have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

8.5                               Litigation.  There is no lawsuit, action, suit, proceeding, claim or investigation by any person, entity, administrative agency or Governmental Authority pending against it before any Governmental Authority that impedes or is likely to impede its ability to consummate the Transaction and to assume the liabilities to be assumed by it under this Agreement.

8.6                               Financial Resources.  Buyer at Closing will have the financial resources available to close the Transaction without financing that is subject to any material contingency.

8.7                               Buyer’s Evaluation.

(a)                                 Review.  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Buyer acknowledges that Seller has not made any representations or warranties as to the Records except as otherwise provided herein and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Assets, projections as to future events or other internal analyses or forward looking statements.

(b)                                 Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Transaction Documents and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves associated with the Assets.

8.8                               Governmental Authorizations; Qualification; Bonds.  Buyer has or will have at Closing all material governmental licenses, authorizations, consents and approvals required for the ownership of the Assets with the exception of Customary Consents.  Buyer is now or at Closing will be and thereafter will continue to be qualified to own any federal, state and Indian oil and gas lease that constitutes part of the Assets, including satisfaction of all bonding requirements.

8.9                               Limitation.  Buyer acknowledges the following:

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, ARTICLE 5, ARTICLE 7 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 11.2(a), SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND SELLER HAS DISCLAIMED, HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS.

(b)                                 THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE LANDS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE 9
COVENANTS AND AGREEMENTS

9.1                               Covenants and Agreements of Seller.  Seller covenants and agrees with Buyer as follows:

(a)                                 Operations Prior to Closing.  From the Execution Date to the Closing Date, Seller shall (i) pay or cause to be paid its proportionate share of all costs and expenses (including all Property Expenses) incurred in connection with any operations associated with the Assets, (ii) shall operate the Assets operated by Seller as a reasonably prudent operator, in accordance with all applicable Laws, and the terms of all applicable Leases, Permits, Surface Agreements and Contracts, (iii) maintain the books and Records relating to the Assets in accordance with generally accepted accounting practices, (iv) give prompt written notice to Buyer of any written notice received or given by Seller with respect to any alleged material breach by Seller or other Person of any Lease, Permit, Surface Agreement or Contract, and (v) give prompt notice to Buyer of (A) any written notice of any material damage to or destruction of any of the Assets and (B) any written notice received by Seller or any of its Affiliates of any claim of any tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority, that, in each case, relates to the Assets.  Seller will notify Buyer and obtain Buyer’s consent for (x) any major capital expenditures in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s interest per activity conducted on the Assets that are not plugging and abandonment activities, and (y) any plugging and abandonment activities, unless otherwise required under applicable Law to be conducted on or prior to the Closing Date, and in each case, exclusive of the Seller Capital Expenditures listed on Schedule 7.8 and/or any operation which a third-party operator undertakes pursuant to an operating agreement that does not require advance notice or obtaining consent of Seller.  All costs and expenses incurred by the Parties with respect to the Seller Capital Expenditures will be apportioned between the Parties as of the Effective Time, with Buyer assuming all post-Effective Time Seller Capital Expenditures set forth on Schedule 7.8 and Seller retaining all pre-Effective Time costs and expenses.

(b)                                 Restriction on Operations.  Except as set forth on Schedule 9.1(b)-Part 1, and subject to Section 9.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise,  Seller shall not (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of Leases upon the expiration of their respective primary terms), (ii) except for the Seller Capital Expenditures listed on Schedule 7.8 and/or any operation which a Third Party operator undertakes pursuant to an operating agreement that does not require advance notice or obtaining consent of Seller, approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than One Hundred Thousand Dollars ($100,000) net to Seller’s interest per activity (excepting emergency operations immediately necessary to protect human health and safety or the environment or prevent the destruction of the Assets, all of which shall be deemed to be approved), (iii) Encumber, convey or dispose of any part of the Assets (other than the (A) replacement of equipment or sale of Hydrocarbons produced from the Assets in the regular course of business, and (B) conveyance of the Leases set forth on Schedule 9.1(b)-Part 2 made in exchange for other undeveloped oil and gas properties located in the same geographic area and consisting of acreage that Seller reasonably and in good faith estimates is of greater value to Seller as such transferred and released Leases and any such replacement oil and gas leases shall be automatically added to Exhibit A-1 and shall be transferred to Buyer at Closing pursuant to the terms of this Agreement), (iv) enter into any Contract that if in effect on the Execution Date would be a Material Contract or any farmout, farmin, purchase and sale agreement, development agreement, or other contract affecting the Assets, (v) consent to letting lapse any insurance now in force with respect to the Assets, (vi) commence, release or settle any suit or litigation or waive any claims or rights of value, in each case, attributable to the Assets with respect to the period of time after the Effective Time or otherwise related to the Assumed Liabilities, provided that, if any such settlement or waiver includes any agreement with respect to disputed terms in any Contract that may become binding on Buyer after the Closing (including, the calculation of certain royalty payments) then such settlement shall be deemed to be attributable to the Assets after the Effective Time, (vii)  voluntarily relinquish its position as operator with respect to any Asset that Seller or its Affiliates operated as of the Execution Date, (viii) make, change or revoke any Asset Tax or Property Tax election; change an annual accounting period for Asset Tax or Property Tax purposes; adopt or change any accounting method with respect to Asset Tax or Property Tax; file any amended Asset Tax or Property Tax return; enter into any closing agreement for Asset Tax or Property Tax purposes; settle or compromise any Asset Tax or Property Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Asset Tax or Property Tax; in each case to the extent such action would adversely affect the Assets in a post-Closing Tax period; (ix) revoke any election made prior to the Closing in accordance with Treasury Regulations Section 1.761-2(b); (x) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held by Seller or its Affiliates covering the Assets, (xi) elect or be deemed to have elected to “non-consent”, or fail to participate in, the drilling or reworking of any well, any seismic program or any other operation which would cause Seller, any of its Affiliates or Buyer to suffer a penalty or lose or forfeit any interests in the Assets under any applicable operating agreement or Law, (xii) materially modify or terminate any Material Contract, or (xiii) commit to do any of the foregoing.

(c)                                  Marketing.  Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing Contracts currently in existence, or enter into any new marketing Contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one month.

(d)                                 Consents.  For the purposes of obtaining the written consents required in this Section 9.1, Buyer designates the following contact persons:  Alex Campbell (whose contact information is provided in Section 16.3 below).  Such consents may be obtained in writing by overnight courier or given by electronic transmission.

(e)                                  Notices of Claims.  Seller shall promptly notify Buyer, if, between the Execution Date and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding affecting the Assets or any written notice of any material default under the Leases or any Material Contracts affecting the Assets.

9.2                               Operatorship.  Seller does not covenant, represent or warrant that Buyer will become the successor operator of the Assets.  However, with respect to all of the Assets operated by Seller or its Affiliates, Seller shall (and shall cause its Affiliates to) use its reasonable efforts to support Buyer’s succession of Seller as operator of such Assets as may be reasonably requested by Buyer, at Buyer’s sole cost and expense.

9.3                               Covenants and Agreements of Buyer.  Buyer covenants and agrees with Seller as follows:

(a)                                 Confidentiality.  All information obtained from Seller in connection with the Transaction (“Information”) is deemed by the Parties to be confidential.  “Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its representatives in breach hereof; (ii) was within Buyer’s or its Affiliate’s or its or its Affiliate’s representatives’ possession, prior to its being furnished to Buyer by Seller pursuant to this Agreement or the Confidentiality Agreement, provided that the source of such information was not known by Buyer, to be bound by a contractual, legal or fiduciary obligation of confidentiality to Seller; (iii) becomes available to Buyer or its Affiliates or Buyer’s or its Affiliate’s representatives on a non-confidential basis from a source other than the Seller or any of its representatives, provided that such source is not known by Buyer to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Seller with respect to such information; or (iv) has been or is subsequently independently conceived or developed by Buyer or its Affiliates or its or its Affiliate’s representatives without use of or reference to the Information.  Until completion of the Closing, except as required by Law or stock exchange rules, each Party and its directors, officers, agents, advisors and representatives will hold in strict confidence the terms of this Agreement and Buyer and its officers, agents and representatives will hold in strict confidence the Information, and Buyer shall be responsible for any violation of any obligations under this Section 9.3(a) by any of its directors, officers, agents, advisors and representatives.  The Confidentiality Agreement dated November 6, 2017, as amended on January 25, 2018 (the “Confidentiality Agreement”), between Seller and Buyer shall be deemed to terminate as of the Execution Date of this Agreement except that if the Closing does not occur, the terms of the Confidentiality Agreement shall govern and the obligation of this Section 9.3(a) shall expire.  If the Closing should occur, from and after the Closing, for a period of two years and except as otherwise provided in this Agreement, Seller shall not, and shall cause its Affiliates and representatives not to, disclose, permit to be disclosed, use, permit to be used, copy or permit to be copied, any trade secrets and or proprietary or confidential information relating to the Assets, except for disclosures and uses required by Law or stock exchange rules.

(b)                                 Non-Solicitation of Employees; Employee Matters.  For a period of one (1) year after the Execution Date, Buyer will not solicit for employment any of Seller’s employees other than the individuals listed on Schedule 9.3(b), without obtaining the prior written consent of Seller, provided, however, that such restrictions shall not apply with respect to (1) an employee of a Seller or any of its Affiliates whose employment has been involuntarily terminated by Seller or such Affiliate, (2) an employee of Seller or any of its Affiliates who has voluntarily terminated employment or (3) any Person who responds to a general solicitation that is not specifically directed at such Persons.  With respect to the individuals listed on Schedule 9.3(b) (“Permitted Employees”) (which list of Permitted Employees on Schedule 9.3(b) may be amended to add individuals to Schedule 9.3(b) as Permitted Employees by Seller from time to time after the Execution Date, provided that the effect of any change thereto shall only be prospective in nature), Buyer will notify and coordinate with Seller prior to contacting any such individuals, and Seller shall reasonably cooperate with Buyer in making such Permitted Employees available to Buyer for interviews.  Buyer shall have the option to offer employment to any Permitted Employee, which employment shall commence as of the Closing.  At least three days prior to Closing, Buyer shall provide Seller lists of the Permitted Employees who accepted offers of employment from Buyer as of the Closing, and Permitted Employees who were not offered employment with Buyer or who have rejected such offers of employment with Buyer.  On or immediately prior to the Closing, Seller shall terminate the employment of each Permitted Employee who has accepted employment with Buyer as of the Closing.

(c)                                  Bonds.  Within ten (10) days after the Closing Date, Buyer shall provide replacement credit support or coverage for the bonds, guarantees, letters of credit and other similar credit support instruments listed on Schedule 9.3(c), to the extent such bonds, guarantees, letters of credit and other similar credit support instruments cover or pertain to the Assets (“Seller’s Bonds”), and provide to Seller evidence of Buyer’s request for the replacement of Seller’s Bonds.  Buyer shall use commercially reasonably efforts to assist Seller in releasing Seller’s Bonds to the extent the same apply solely to the Assets.  Buyer shall reimburse Seller for any cost incurred by Seller following the date that is ninety (90) days after the Closing Date with respect to Seller’s renewal of any of the Seller’s Bonds to the extent attributable to Buyer’s failure to obtain any such replacement Seller’s Bond.

9.4                               Covenants and Agreements of the Parties.

(a)                                 Announcements.  Each Party shall not (and shall cause its Affiliates not to) make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transaction without the prior written consent of the other Party; provided, however, that the foregoing shall in no way restrict the following:  (i) any disclosure of the existence of this Agreement and the Transaction by a Party pursuant to a press release or other public announcement to the extent that the other Party is not identified in such disclosure, (ii) disclosure to the extent necessary for a Party to perform its obligations under this Agreement, (iii) disclosure to the extent required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (iv) disclosure to the extent, subject to this Section 9.4(a), such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (ii) and (iii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement and, in the case of clause (iii) the Party making any such disclosure shall not identify the other Party except as required by Law or the applicable stock exchange rules.  Notwithstanding anything to the contrary in this Agreement, except as required by Law or the applicable stock exchange rules or as may be solicited or encouraged by the applicable stock exchange administrative body, neither Party shall be permitted to make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transaction within three Business Days after the Execution Date without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party, regardless of any of the permitted disclosures contemplated by this Section 9.4(a).

(b)                                 Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), Buyer shall not be obligated to purchase such Assets.  If Buyer declines to purchase any such Asset, it will be considered a Retained Asset and the Purchase Price shall be reduced by the Allocated Value of such Asset.  If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility) (or, if such Casualty Loss has resulted in a total loss to such Asset, by the Allocated Value of such Asset), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”).  Seller, at its sole option, may elect to cure such Casualty Loss prior to the Closing and, in such event, Seller shall be entitled to all insurance proceeds.  If Seller elects to cure such Casualty Loss prior to Closing, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility.  If Seller elects to cure the Casualty Loss, and the Casualty Loss is cured prior to Closing, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof.

(c)                                  Prior Period Adjustments.  After Closing, Seller shall handle all joint interest audits and other audits of Property Expenses covering only the period prior to the Effective Time and Buyer shall handle all joint interest audits and other audits of Property Expenses covering any other period; provided, that Buyer shall not agree to a compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Upon determination that any adjustment to accounting or payments for the period prior to the Effective Time should be made, Seller shall notify Buyer or Buyer shall notify Seller, and within 60 days after notification, Buyer shall calculate the required adjustments (including information regarding any adjustments to suspense accounts) and any funds required for Buyer to make such payments, and notify Seller of amounts due from Seller.  Within 30 days after notification, or 90 days after Seller first notifies Buyer of the final determination by Seller that an adjustment to accounting or payments for the period prior to the Effective Time should be made, whichever is later, Seller shall pay to Buyer such amounts it owes, plus any interest due.  Without limiting the Parties’ rights under Section 2.3(h), following such payment by Seller, Seller shall have no further obligation or liability with respect to such adjustments to accounting or payments for the period prior to the Effective Time.

9.5                               HSR Act.  If applicable, no sooner than four Business Days but no later than ten days after the Execution Date, Buyer and Seller will each prepare and simultaneously file with the United States Department of Justice (“DOJ”) and the United States Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated by this Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and request early termination of the waiting period thereunder.  Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Buyer and Seller shall cooperate with each other and shall promptly furnish all information to the other

Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act.  Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby; provided, however, that in no event will either Party be required to agree to any divestiture, transfer or licensing of its properties, assets or businesses, or to the imposition of any limitation on the ability of any of the foregoing to conduct its businesses or to own or exercise control of its assets and properties.  The filing fees associated with any such HSR Act filing shall be borne 50% by each of the Parties.

ARTICLE 10
TAX MATTERS

10.1                        Taxes.  “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

10.2                        Apportionment of Ad Valorem and Property Taxes.  All ad valorem (including ad valorem on gross product) or real property taxes and personal property taxes with respect to the Assets, including interest and penalties attributable thereto (“Property Taxes”), for the tax year  during which the Effective Time occurs (“Tax Period”) shall be apportioned as of the Effective Time between Seller and Buyer.  For purposes of the foregoing, in each case, the Property Taxes for the Tax Period shall be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time, with the portion of Property Taxes attributable to the period immediately prior to the Effective Time being allocated to and borne by Seller, and the portion of the Property Taxes attributable to the period beginning on the Effective Time being allocated to and borne by Buyer.

10.3                        Asset Taxes.  All excise, sales, use, severance, production and conservation taxes (including interest and penalties attributable thereto) assessed on the acquisition, ownership or operation of the Assets or the production of Hydrocarbons therefrom (“Asset Taxes,” which exclude, for the avoidance of doubt, Property Taxes) to the extent attributable to production prior to the Effective Time, shall be allocated to and borne by Seller, and all Asset Taxes attributable to production after the Effective Time shall be allocated to and borne by Buyer.  For the avoidance of doubt, neither Asset Taxes nor Property Taxes include income, gross receipts, branch profits, windfall profits, franchise, profits or similar taxes.

10.4                        Asset Tax and Property Tax Adjustments.  To the extent the actual amount of an Asset Tax or Property Tax is not known at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax or Property Tax pursuant to Section 2.3 or Section 14.1, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax or Property Tax for purposes of such adjustment.  To the extent the actual amount of an Asset Tax or Property Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement of the Final Purchase Price as finally determined pursuant to Section 14.1, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax or Property Tax that is allocable to such Party under Section 10.2 or Section 10.3, as applicable.

10.5                        Tax Reports and Returns.  For the Tax Period, Seller agrees to promptly forward to Buyer copies of any Asset Tax or Property Tax reports and returns relating to the Assets received by Seller after Closing and provide Buyer with any information relating to the Assets Seller has that is necessary for Buyer to file any required Asset Tax or Property Tax reports and returns.  Seller agrees to file all Asset Tax or Property Tax returns and reports applicable to the Assets due prior to the Closing and to pay all Asset Tax or Property Tax payable prior to the Closing, subject to Seller’s right to reimbursement pursuant to Section 10.4.  Buyer agrees to file all Asset Tax or Property Tax returns and reports due after the Closing and to pay all Asset Tax or Property Tax payable after the Closing, subject to Buyer’s right to reimbursement pursuant to Section 10.4.

10.6                        Transfer Taxes.  The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale or transfer of the Assets pursuant to this Agreement.  “Transfer Taxes” mean any sales, excise, bulk, transfer, use, value added, stock, stamp, documentary, transfer, filing, licensing, permit, processing, recording authorization and similar taxes, fees, duties, levies, customs, tariffs, imposts, assessments and charges, including interest and penalties attributable thereto.

ARTICLE 11
CONDITIONS PRECEDENT TO CLOSING

11.1                        Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following Closing Conditions:

(a)                                 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (provided, however, that any materiality qualifier contained in any such representation or warranty of Buyer shall be disregarded for purposes of this Section 11.1(a)) at and as of the Closing Date in accordance with their terms (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date), and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects, and Buyer shall deliver a certificate to Seller at Closing confirming the foregoing;

(b)                                 No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.

(c)                                  No material suit, action, or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the Transaction; and

(d)                                 Buyer shall have delivered (or be ready, willing, and able to deliver at Closing) to Seller each of the Transaction Documents contemplated in Section 13.3.

11.2                        Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following Closing Conditions:

(a)

(i)                                     all Fundamental Representations shall be true and correct at and as of the Closing Date (except to the extent such Fundamental Representations are made as of a specified date, in which case such Fundamental Representations shall be true as of the specified date),

(ii)                                  all representations and warranties of Seller contained in this Agreement other than the Fundamental Representations shall be true and correct in all material respects (provided, however, that any materiality qualifier contained in any such representation or warranty of Seller shall be disregarded for purposes of this Section 11.2(a))  at and as of the Closing Date in accordance with their terms (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date),

(iii)                               Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects, and

(iv)                              Seller shall deliver a certificate to Buyer at Closing confirming the foregoing;

(b)                                 No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

(c)                                  No material suit, action, or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the Transaction; and

(d)                                 Seller shall have delivered (or be ready, willing, and able to deliver at Closing) to Buyer each of the Transaction Documents contemplated in Section 13.3.

ARTICLE 12
RIGHT OF TERMINATION

12.1                        Termination. This Agreement may be terminated in accordance with the following provisions:

(a)                                 by mutual consent of Seller and Buyer;

(b)                                 by Seller, if, through no fault of Seller, the Closing does not occur on or before the date falling ninety (90) days after the Scheduled Closing Date or as such date may be extended under Section 6.3 (the “Outside Date”); provided, however, that Seller shall not be entitled to terminate this Agreement under this Section 12.1(b) if the Closing has failed to occur because Seller negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder;

(c)                                  by Buyer, if, through no fault of Buyer, the Closing does not occur on or before the Outside Date; provided, however, that Buyer shall not be entitled to terminate this Agreement under this Section 12.1(c) if the Closing has failed to occur because Buyer negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder; and

(d)                                 by Buyer or Seller, as the case may be, in the event that the aggregate reduction to the Purchase Price due to Title Defect Adjustments, Environmental Defect Adjustments, Net Casualty Losses or Preferential Rights, excluding Tag-Along Rights, that have been exercised prior to the Closing Date exceeds twenty-five percent (25%) of the unadjusted Purchase Price (the “Termination Threshold”).

If Buyer or Seller terminates this Agreement pursuant to this Section 12.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

12.2                        Liabilities Upon Termination; Distribution of Deposit.

(a)                                 Buyer’s Default.  If Closing does not occur because Seller terminates this Agreement pursuant to Section 12.1(b) based upon Buyer intentionally and willfully failing to tender performance at Closing or otherwise intentionally and willfully breaching this Agreement prior to Closing and all of the Closing Conditions under Section 11.2 have been satisfied or waived, and at the time of such assertion of termination Buyer has no existing right to assert termination under Section 12.1(c) or Section 12.1(d), and, in each case, Seller is willing and able to close, Seller shall be entitled to receive the Performance Deposit (including all interest accrued thereto, if any) as liquidated damages, as Seller’s sole remedy at Law and in equity, and the Parties shall instruct the Escrow Agent to deliver the Performance Deposit to Seller.  The Parties agree that the damages that would be suffered by Seller as a result of Buyer’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty.

(b)                                 Seller’s Default; Other Termination.  If Closing does not occur because Seller intentionally and willfully fails to tender performance at Closing or otherwise intentionally and willfully breaches this Agreement prior to Closing and all of the Closing Conditions under Section 11.1 have been satisfied or waived, and Seller has no existing right to assert termination under Section 12.1(b) or Section 12.1(d), and in each case Buyer is willing and able to close, then Buyer shall be entitled, as Buyer’s sole remedy at Law and in equity, to (i) a return of the Performance Deposit (including all interest accrued thereto, if any), and the Parties shall instruct the Escrow Agent to deliver the Performance Deposit to Buyer, and (ii) Seller shall promptly pay to Buyer an amount equal to Thirty-Five Million Dollars ($35,000,000), as liquidated damages.  The Parties agree that the damages that would be suffered by Buyer as a result of Seller’s breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty.

(c)                                  If this Agreement terminates for reasons other than those set forth in Sections 12.2(a) or 12.2(b), then the Parties shall instruct the Escrow Agent to deliver the Performance Deposit to Buyer, free of any claims by Seller or any other Person with respect thereto, and each Party hereto shall have no further liability hereunder of any nature whatsoever to the other Party, and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(d)                                 If the obligation to close the Transaction is terminated pursuant to any provision of Section 12.1 hereof, then, except for the provisions of Section 9.3(a), this Section 12.2 and Article 16 (other than Section 16.16 and Section 16.17) and such of the defined terms necessary to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

ARTICLE 13
CLOSING

13.1                        Date of Closing.  Subject to Section 6.3, the “Closing” of the Transaction shall be held on the later to occur of (a) March 28, 2018 (the “Scheduled Closing Date”), provided that the terms and conditions to closing set forth in Article 11 (the “Closing Conditions”) have been satisfied or waived; or (b) if the Closing Conditions have not been satisfied or waived on the Scheduled Closing Date, the date that is five (5) Business Days after the satisfaction or waiver of such Closing Conditions; or (c) on such other date as the Parties may agree, subject to the earlier termination of this Agreement in accordance with Article 12.  The date the Closing actually occurs is called the “Closing Date.”

13.2                        Place of Closing.  The Closing shall be held at Seller’s offices in Tulsa, Oklahoma or at such place as Seller and Buyer may agree in writing.

13.3                        Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller shall execute, acknowledge and deliver to Buyer (i) the Assignment; and (ii) an Assignment and Assumption Agreement in the form attached as Exhibit J;

(b)                                 Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state, tribal, allottee, and Federal Leases comprising portions of the Assets, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;

(c)                                  Seller and Buyer shall deliver the certificates required in Sections 11.2(a) and 11.1(a), respectively;

(d)                                 Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

(e)                                  Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets in a form reasonably satisfactory to Buyer.

(f)                                   Seller shall deliver to Buyer an executed non-foreign entity certificate, as required by Section 1445 of the Code;

(g)                                  Buyer shall cause the Closing Amount, less the Performance Deposit, to be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing, and shall cause an amount equal to the Allocated Value of any Disputed Asset to be paid into escrow pursuant to Section 6.2;

(h)                                 Seller shall deliver recordable or recorded releases of any liens, other than Permitted Encumbrances, burdening any of the Assets, and including those arising under or created pursuant to the Bank Credit Agreement;

(i)                                     Seller shall deliver all consents, waivers, permits or other authorizations received from Third Parties with respect to (i) any Consent and (ii) any Preferential Right;

(j)                                    Seller and Buyer shall execute and deliver the Transition Services Agreement in the form of Exhibit K;

(k)                                 Seller shall execute and deliver to Buyer the Special Warranty Deed attached as Exhibit M  conveying the Real Property; and

(l)                                     Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 14
POST-CLOSING OBLIGATIONS

14.1                        Post-Closing Adjustments.

(a)                                 Final Settlement Statement.  As soon as practicable after the Closing, but in no event later than one hundred twenty (120) days after Closing, or thirty (30) days after resolution of all Disputed Defect Amounts, whichever is later, Seller, with the assistance of Buyer’s staff and with access to such records as reasonably necessary, will cause to be prepared in good faith and delivered to Buyer, in accordance with customary industry accounting practices, a final settlement statement (“Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and showing the calculation of such adjustments and the resulting final Purchase Price (“Final Purchase Price”).  As soon as practicable after receipt of the Final Settlement Statement but in no event later than on or before thirty (30) days after receipt of such statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  Subject to Section 14.1(b), the Parties shall agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after Seller’s receipt of Buyer’s proposed changes to the Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established pursuant to Section 14.1(b) in the case of a dispute (as applicable) is the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.

(b)                                 Dispute Resolution.  If the Parties are unable to resolve a dispute as to the Final Settlement Statement, within thirty (30) days after Seller’s receipt of Buyer’s proposed changes to the Final Settlement Statement, the Parties shall submit the dispute to binding arbitration by an accounting firm to be conducted in accordance with the provisions of Schedule 14.1(b).

14.2                        Release of Defect Escrow Amounts; Assignment of Disputed Asset.  Upon determination of a Disputed Defect Amount in accordance with Section 6.1, Seller and Buyer shall direct the Escrow Agent to distribute the applicable funds by wire transfer in immediately available funds, as follows:

(a)                                 If the applicable Expert determines the actual defect amount for a Disputed Asset is less than the Individual Title Defect Threshold, the Allocated Value for the Disputed Asset shall be released to Seller.

(b)                                 If the applicable Expert determines the actual defect amount for a Disputed Asset is less than the Disputed Defect Amount, to the extent the actual defect amount (together with all other Title Defect Amounts and Environmental Defect Amounts as mutually agreed or determined by the applicable Expert) exceeds the Title Defect Deductible or the Environmental Defect Deductible, as applicable, the amount exceeding the Title Defect Deductible or the Environmental Defect Deductible, as applicable, shall be released to Buyer, and the remainder of the Allocated Value for the Disputed Asset shall be released to Seller.

(c)                                  If the applicable Expert determines the actual defect amount for a Disputed Asset is equal to the Disputed Defect Amount, to the extent the Disputed Defect Amount (together with all other Title Defect Amounts and Environmental Defect Amounts as mutually agreed or determined by the applicable Expert) exceeds the Title Defect Deductible or the Environmental Defect Deductible, as applicable, the amount exceeding the Title Defect Deductible or the Environmental Defect Deductible, as applicable, shall be released to Buyer, and the remainder of the Allocated Value for the Disputed Asset shall be released to Seller.

(d)                                 If the applicable Expert determines that there is no Disputed Defect Amount, the Allocated Value for the Disputed Asset shall be released to Seller.

(e)                                  If the Closing on the Disputed Assets does not occur and this Agreement is terminated, the Allocated Values for the Disputed Assets held by the Escrow Agent shall be released to Buyer.

14.3                        Records.  Seller shall provide electronic Records within five (5) Business Days after Closing and shall make the Records available for pick-up by Buyer within thirty (30) days after Closing.  If Seller delivers the Records to Buyer at Buyer’s expense, Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records.  Buyer agrees that the Records will be maintained by Buyer or its successors or assigns in compliance with all applicable Laws governing document retention and that Buyer or its successors or assigns shall make available to Seller (and its Affiliates and its and their representatives), upon the reasonable request of Seller and during ordinary business hours, all Records that relate to the Retained Liabilities for a period of seven (7) years.  Seller shall retain for a period of seven (7) years and shall make available to Buyer (or its applicable successors or assigns and their Affiliates and their representatives), upon the reasonable request of Buyer and during ordinary business hours, any records retained by Seller that relate to the Assets or the Assumed Liabilities.

14.4                        Assumption of Plugging Liabilities and Reclamation Obligation.  Upon Closing, but subject and without prejudice to Buyer’s rights to indemnification under Article 15, Buyer assumes hereby any and all plugging and abandonment obligations of Seller associated with the Wells.  In addition, Buyer assumes hereby any and all reclamation obligations of Seller for the Reclamation Wells identified in Exhibit B-2, regardless of when the obligations arose.  Plugging and abandonment obligations shall mean all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including, without limitation, NORM and asbestos, and of all oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Assets, in compliance with all applicable contractual obligations and applicable rules and regulations of Governmental Authorities having jurisdiction over the Assets.  Reclamation obligations shall mean all usual and normal surface restoration operations in accordance with the requirements of any Governmental Authorities having jurisdiction over the Reclamation Wells.

14.5                        Suspense Funds.  At the Closing, Seller will provide to Buyer (a) Seller’s division of interest and all supporting documentation regarding those royalty owners and working interest owners in the Leases for whom Seller disburses proceeds of production and (b) information regarding all Suspense Funds.  Subject to Buyer’s rights to indemnification under Article 15 and except for Retained Liabilities, Buyer agrees to take and apply the Suspense Funds in a manner consistent with prudent oil and gas business practices and the information supplied by Seller and to indemnify Seller against any claim relating to the failure to pay such funds after the Closing.

ARTICLE 15
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

15.1                        Buyer’s Assumption of Liabilities and Obligations.  Subject to Buyer’s rights to indemnification under this Article 15 and except for Retained Liabilities, upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”) relating to (a) the ownership and operation of the Assets prior to and after the Effective Time including the owning, developing, exploring, operating or maintaining the Assets or the producing, gathering, transporting, treating, processing and marketing of Hydrocarbons from the Assets, including the payment of Property Expenses (including any volumetric payments, aid in construction payments, annual demand charges, and other similar payments) and the payment of Burdens; (b) the obligation to plug and abandon all Wells located on the Lands and reclaim all Well sites located on the Lands (including the Reclamation Wells); (c) the obligation to restore, remove and/or reclaim all Equipment, reservoirs, pits, ponds and other structures and facilities related to the Assets; and (d) the Buyer’s Environmental Liabilities (collectively, but excluding the Retained Liabilities, the “Assumed Liabilities”).  Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Assumed Liabilities, adjustments to the Purchase Price, the rights and obligations of the Parties under Section 2.3(h), and Buyer’s obligation to indemnify Seller.

15.2                        Seller’s Retention of Liabilities and Obligations.  Upon Closing, Seller shall retain and pay, perform, fulfill and discharge all Obligations of Seller relating to (i) any tax (including any tax imposed on Seller or otherwise imposed on the Assets or with respect to the business of Seller), including without limitation Obligations of Seller for the taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, but excluding any Asset Taxes or Property Taxes to the extent allocated to Buyer pursuant to Article 10 (“Seller Taxes”), (ii) the Retained Assets, (iii) Subject to Section 2.3(h), Property Expenses related to the period prior to the Effective Time, (iv) the payment of Burdens on production from or attributable to the Assets accruing prior to the Effective Time, (v)  personal injury, illness, death, or damage to personal property attributable to the Assets operated by Seller to the extent arising or accruing prior to the Closing, (vi) all litigation, actions, suits, proceedings, claims and/or administrative proceedings set forth on Schedule 7.6, and such matters that if not set forth on such schedule, cause Seller to be in breach of its representation in Section 7.6, (vii) the gross negligence or willful misconduct of Seller or any of its Affiliates in connection with the use, ownership or operation of the Assets prior to the Closing Date, (viii) Hazardous Substances related or attributable to the Assets that, prior to the Closing, were disposed of by Seller or its designee off-site of the Assets, or (ix) any civil or administrative fines or penalties or criminal sanctions imposed on any Buyer Indemnified Party arising out of or related to Seller’s pre-Closing conduct (collectively, the “Retained Liabilities”).  Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Retained Liabilities, adjustments to the Purchase Price, the rights and obligations of the Parties under Section 2.3(h), and Seller’s obligations to indemnify the Buyer Indemnified Parties.

15.3                        Indemnification.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, awards, judgments and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages except to the extent any such Person suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with the defense of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with the defense of such damages) shall not be excluded by this provision as to recovery hereunder.

After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)                                 Seller’s Indemnification of Buyer.  Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless, Buyer and its Affiliates, and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has expressly agreed to indemnify Buyer under this Agreement, (iii) any breach by Seller of any of Seller’s representations, warranties hereunder or under any Transaction Document, and (iv) any failure of Seller to perform Seller’s covenants hereunder.

(b)                                 Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”), from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, (iii) any breach by Buyer of any of Buyer’s representations, warranties hereunder or under any Transaction Document, and (iv) any failure of Buyer to perform Buyer’s covenants hereunder; but excepting, in each case, Losses with respect to which Seller is required to indemnify the Buyer or its officers, directors, employees and agents and Affiliates pursuant to Article 15 or otherwise pursuant to this Agreement or any Transaction Document.

(c)                                  The indemnities in Section 15.3(a) and Section 15.3(b) shall terminate at the end of the Survival Period (as set forth in Section 16.14) of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

(d)                                 Notwithstanding anything to the contrary, in no event shall Seller have any liability for indemnification under Section 15.3(a)(iii):  (a) for any individual Claim that does not exceed Four Hundred Thousand Dollars ($400,000) in Losses (“Individual Claim Threshold”); and (b) until and unless the aggregate amount of the liability for Losses related to such Claims that meet or exceed the Individual Claim Threshold exceeds one and a half percent (1.5%) of the unadjusted Purchase Price (“Aggregate Claim Deductible”), and then only to the extent such Losses exceed the Aggregate Claim Deductible.  The maximum liability of Seller for indemnification pursuant to Section 15.3(a)(iii) with respect to Losses suffered by the Buyer shall not exceed ten percent (10%) of the unadjusted Purchase Price (“Indemnification Cap”).  Notwithstanding anything to the contrary herein, nothing in this Section 15.3(d) shall limit Seller’s liability for indemnification under Section 15.3(a)(iii) for any breach of any Fundamental Representation.

(e)                                  The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article 15 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

(f)                                   In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Loss, liability, damage, cost, expense, claim, under more than one provision of this Agreement and the various documents delivered in connection with the Closing, or for which an Indemnified Party received the benefits of an adjustment to the Purchase Price pursuant to any other provision of this Agreement.

15.4                        Procedure.  The indemnifications contained in Section 15.3 shall be implemented as follows:

(a)                                 Claim Notice.  The Seller Indemnified Party or Buyer Indemnified Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state:  (i) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing, (ii) to the extent reasonably possible the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed to the extent not reasonably expected to be covered by insurance shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Section 15.4(c), whichever last occurs.

(b)                                 Information.  Within thirty (30) days after the Indemnified Party receives notice of a claim or legal action by a Third Party that may result in a Loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party, which must be made within sixty (60) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is not entitled to be indemnified hereunder or impose any remedy other than damages without its prior written consent.  If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by this Section 15.4(b), and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in this Section 15.4(b).  Before such election is made or in the absence of such an election, the Indemnified Party shall use its reasonable best efforts to defend any claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense.  Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Section 15.4(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

(c)                                  Dispute.  If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the provisions of Section 16.9 shall apply.

15.5                        No Insurance; Subrogation.  The indemnifications provided in this Article 15 shall not be construed as a form of insurance.  Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

15.6                        Tax Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article 15 shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

15.7                        Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Person that is not a Party for any obligations or liabilities that may be incurred with respect to the Assets.

15.8                        Express Negligence.  THE INDEMNIFICATION, RELEASE, ASSUMED LIABILITIES, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, JOINT, ACTIVE, PASSIVE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY OR ANY OTHER PERSON, AND WHETHER ANY LIABILITY OR CLAIM IS IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW, BUT SHALL NOT BE APPLICABLE TO THE EXTENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

15.9                        Materiality. For purposes of this Article 15, any claim of, and Loss resulting from, any breach or inaccuracy in the representations and warranties under this Agreement and the corresponding representations and warranties given in the certificates to be delivered by Seller at Closing pursuant to Section 11.2(a) shall be determined without regard to any materiality qualifiers in or affecting such representations or warranties.

ARTICLE 16
MISCELLANEOUS

16.1                        Schedules.  The Schedules and Exhibits to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

16.2                        Expenses.  Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses (provided, however, that neither Party shall have any obligation to make any payments with respect to obtaining the Required Consents or any other consents, except for filing fees payable to Government Authorities in connection with Customary Consents and recording fees which shall be the responsibility of Buyer).

16.3                        Notices.  All notices and communications required or permitted under this Agreement shall be in writing, addressed and shall be given by personal service, overnight delivery service, email, or by certified mail, return receipt requested, postage prepaid, as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if sent by email, with delivery receipt to sender, upon receipt of delivery or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day.  All notices shall be addressed as follows:

If to Seller:

WPX Energy Production, LLC
3500 One Williams Center
Suite 2600
Tulsa, Oklahoma 74172
Attention: Don Davis
Telephone: (539) 573-2474
Email: Donald.Davis@WPXenergy.com

with a copy to:

WPX Energy Production, LLC
3500 One Williams Center, Suite 3800
Tulsa, OK 74172
Attention: Legal Counsel
Telephone: (539) 573-4850
Email: wendy.brooks@wpxenergy.com

If to Buyer:

Enduring Resources IV, LLC
511 16th Street, Suite 700
Denver, Colorado 80202
Attention: Barth E. Whitham, President
Telephone: (303) 573-5101
Email: bwhitham@enduringresources.com

with a copy to:

Enduring Resources IV, LLC
511 16th Street, Suite 700
Denver, Colorado 80202
Attention: Alex B. Campbell, Vice President of Land
Telephone: (303) 573-5107
Email: ACampbell@enduringresources.com

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Michael R. King
Telephone: (713) 546-7439

Email: michael.king@lw.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

16.4                        Amendments.  This Agreement may not be amended except by an instrument executed by both Parties.  No rights hereunder may be waived except by an instrument in writing signed by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.5                        Assignment.  Neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Party, and any attempted assignment or delegation in contravention of this Section 16.5 shall be void ab initio.

16.6                        Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

16.7                        Counterparts/Electronic Signatures.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Electronic and fax signatures shall be considered binding.

16.8                        References and Interpretation.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  As used in this Agreement, “person” or “Person” shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.  All references in this Agreement to Exhibits, Schedules, Articles, Sections and other subdivisions refer to the Exhibits, Schedules, Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and similar phrases refer only to the Sections or Sections hereof in which the phrase occurs.  The word “or” is not exclusive, and “including” (and its various derivatives), means “including without limitation.” In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.  “Business Day” means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve System to be closed; and “day” without further qualification shall mean a calendar day. The terms “reasonable efforts” and/or “commercially reasonable efforts” are not intended to require either Party to expend funds or make any other type of financial commitments.  Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided.  Time is of the essence of this Agreement.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under generally accepted accounting practices as interpreted as of the Execution Date.

16.9                        Governing Law.  This Agreement and the Transaction and any arbitration or dispute resolution or any expert determination conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Texas (other than the principles of conflicts of Laws thereof), except for real property matters which shall be governed by the Law of the state where the affected Asset is located (other than the principles of conflicts of Laws thereof).  EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY FINANCING CLAIM).

16.10                 Entire Agreement.  This Agreement constitutes the entire understanding among the Parties and their Affiliates with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.  IN THE EVENT OF A CONFLICT BETWEEN:  (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.10.

16.11                 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement (other than Section 16.20) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had (x) against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or (y) against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each of the parties in clauses (x) and (y), a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transaction, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.  Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 16.11.

16.12                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

16.13                 Certain Definitions.

(a)                                 “Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

(b)                                 “Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

(c)                                  “Knowledge” with respect to Seller means the actual knowledge of any officer or manager of Seller who is directly involved in the ownership, operation or administration of the applicable Assets (following due inquiry of each such Person’s direct reports who are directly responsible for any applicable matter) and with respect to Buyer means the actual knowledge of any officer or manager of Buyer who is directly involved in the ownership, operation or administration of the applicable Assets (following due inquiry of each such Person’s direct reports who are directly responsible for any applicable matter).

(d)                                 “Material Adverse Effect” means, with respect to Seller, any change, inaccuracy, effect, event, development, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on (A) the ownership, operation or financial condition of the Assets, taken as a whole as currently operated as of the Execution Date or (B)  Seller’s ability to consummate the Transaction in a legal and binding manner; provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred as a result of any of the following (either alone or in combination) (i) changes in the oil and gas industry generally, including a change in commodities prices, provided that such changes do not disproportionately affect the Assets, (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) the taking of any action expressly consented to by Buyer pursuant to Section 9.1 or (v) the announcement of the execution of this Agreement or the proposed or actual consummation of the Transaction.

(e)                                  “Suspense Funds” means proceeds of production, and penalties and interest with respect thereto, payable to Third Parties but held in suspense by Seller with respect to any of the Assets.

16.14                 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective permitted successors and assigns.

16.15                 Survival of Warranties, Representations and Covenants.

(a)                                 The representations and warranties of the Parties shall survive as follows:

(i)                                     Seller’s representations and warranties contained in Sections 7.1 through 7.5, and Section 7.18 shall survive indefinitely (the “Fundamental Representations”);

(ii)                                  Seller’s representations and warranties contained in Section 7.10 shall survive for the applicable statute of limitations, plus ninety (90) days;

(iii)                               Buyer’s representations and warranties in Sections 8.1 through 8.4, Section 8.6 and Section 8.7 shall survive indefinitely; and

(iv)                              all other representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a period of 6 months.

(b)                                 Seller’s obligations with respect to the Retained Liabilities (other than Seller Taxes) shall survive the Closing without time limit.

(c)                                  Buyer’s obligations with respect to the Assumed Liabilities shall survive the Closing without time limit.

(d)                                 Except as otherwise expressly provided herein, the covenants, indemnities and agreements contained in this Agreement (other than Section 2.4 and Article 10) shall survive the Closing without time limit.  Except as otherwise expressly provided herein, the covenants, indemnities and agreements contained in Section 2.4 and Article 10 and Seller’s obligations with respect to Seller Taxes shall survive for the applicable statute of limitations, plus ninety (90) days.

(e)                                  Each applicable survival period set forth in this Section 16.15 may be referred to as a “Survival Period.”

16.16                 No Third-Party Beneficiaries.  Except as expressly provided in Section 16.11, this Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns and, to the extent entitled to be indemnified hereunder, the Seller Indemnified Parties and Buyer Indemnified Parties; provided, however, that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Affiliates or representatives (but shall not be obligated to do so).

16.17                 Further Cooperation.  From and after Closing, the Parties shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as a Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

16.18                 Like-Kind Exchange.

(a)                                 Seller may assign or transfer any or all of its rights under this Agreement to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Code, and, at the request of Seller, Buyer shall execute such agreements and other documents, and take such actions, as Seller may reasonably request that are necessary to complete and otherwise effectuate Seller’s exchange of properties in accordance with said Section 1031 of the Code and the Treasury regulations thereunder.  Any agreements or documents required to be executed on or before Closing to effectuate a like-kind exchange shall be provided by Seller to Buyer on or before five (5) Business Days prior to Closing.

(b)                                 Seller acknowledges and agrees that any transfer of rights under this Agreement pursuant to this Section 16.18 shall not release Seller from, or modify, any of its liabilities and obligations (including indemnity obligations) under this Agreement.  In addition, Buyer shall not be obligated to pay any additional costs or incur any additional obligations under this Agreement resulting from Seller’s assignment (including any of Seller’s costs or expenses related thereto) and Seller shall hold harmless and indemnify Buyer from and against all claims, losses and liabilities (and reasonable attorneys’ fees, court costs and other related fees and expenses), if any, resulting from such assignment.  Buyer, by its consent to a like-kind exchange, shall be responsible in any way for Seller’s compliance with such like-kind exchange.

16.19                 Financial Reporting.

(a)                                 Within 180 days after Closing, Seller and Buyer agree to furnish each other any and all information and documents reasonably requested by the other Party as required to comply with tax and financial reporting requirements or revenue and expense audits.

(b)                                 Without limiting the generality of Section 16.19(a), at Buyer’s request and sole expense, Buyer shall engage an independent auditor of its choice, to audit annual revenue and expense statements of the Assets that Buyer or any of its Affiliates required to comply with Regulations S-X and S-K or any subsequent indenture of Buyer or its Affiliates. Further, Seller agrees to allow such auditor on behalf of Buyer to view any interim revenue and expense statements of the Assets that Buyer or any of its Affiliates requires to comply with the reporting requirements set forth in Regulations S-X and S-K or any subsequent indenture of Buyer, but in no event shall Seller’s records be reviewed pursuant to this Section 16.19(b) with respect to more than the most recently ended two calendar years. Such auditor’s engagement on behalf of Buyer shall include (1) such access to Seller’s employees who were responsible for preparing the revenue and expense statements and to work papers and other supporting documents used in the preparation of such financial statements as may be required by such auditor to perform an audit in accordance with generally accepted auditing standards, (2) delivery of one or more customary representation letters from Seller to such auditor to allow the auditor to complete an audit and to issue an opinion that in Seller’s experience is acceptable with respect to any audit or review of those revenue and expense statements required pursuant to this Section 16.19(b), and (3) cooperation with Buyer and its Affiliates to obtain any necessary consents from such auditor for the use of the revenue and expense statements in filings of Buyer pursuant to the Securities Act of 1933 or the Securities and Exchange Act of 1934, as amended, and to cooperate in seeking to obtain any related comfort letters from such auditor.  Buyer will promptly reimburse Seller for any costs with respect to providing any comfort letters or consents or other assistance provided pursuant to this Section 16.19(b).

16.20                 Guarantee.

(a)                                 WPX is a party to this Agreement solely for the purposes of this Section 16.20.  In consideration of the Transaction, WPX, being the direct or indirect owner or Affiliate of Seller, hereby irrevocably, absolutely, and unconditionally guarantees the full and prompt payment and performance of all obligations of Seller under this Agreement and the other agreements entered into with respect to the Transaction (the “Guaranteed Obligations”), regardless of the financial capability, insolvency or bankruptcy of Seller.  This is a guaranty of payment and not of performance or collection.

(b)                                 WPX’s obligations are primary obligations and not those of a mere surety.  Upon default by Seller with respect to any of the Guaranteed Obligations, Buyer shall have no obligation to proceed against Seller, and may proceed directly against WPX without proceeding against Seller or any other Person or pursuing any other remedy.

(c)                                  WPX’s obligations hereunder shall not be affected by the commencement of any proceedings by or against Seller under the Bankruptcy Code (U.S.C. Title 11) or any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws affecting the rights of creditors generally, any stay or ruling thereunder, or the disallowance of any claim thereunder.  If all or any part of any payment to or for the benefit of Buyer in respect of the Guaranteed Obligations shall be invalidated, declared to be fraudulent or preferential, set aside or required for any reason to be repaid or paid to a trustee, receiver or other Third Party, then the Guaranteed Obligations which otherwise would have been satisfied by that payment or partial payment shall be revived and continue in full force and effect as if that payment had not been made.  WPX shall be fully and primarily liable for such Guaranteed Obligations and indemnify Buyer accordingly.

(d)                                 Buyer may, without notice to or consent of WPX (i) extend or alter, together with Seller, the time, manner, place or terms of payment or performance of the Guaranteed Obligations, (ii) waive, or, together with Seller, amend any terms of this Agreement or any other agreement executed pursuant to this Agreement, (iii) release Seller from any or all Guaranteed Obligations, or (iv) release any other guarantee or security for the Guaranteed Obligations, without in any way changing, releasing or discharging WPX from liability hereunder.  WPX hereby waives notice of the acceptance of the guarantee provided by this Section 16.20, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Guaranteed Obligations, and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, as well as the benefits of Chapter 34 of the Texas Business and Commerce Code and Rule 31 of the Texas Rules of Civil Procedures, and of any similar statutes.  Nothing in this Section 16.20 shall limit or otherwise affect the rights of Seller under the terms of this Agreement.

(e)                                  WPX represents and warrants to Buyer that (i) WPX has received, or will receive, direct or indirect benefit from the making of this undertaking; (ii) WPX is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (iii) WPX has the requisite corporate power to enter into this Agreement and to perform its obligations under this Section 16.20; (iv) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of WPX; and (v) this Agreement has been duly executed and delivered by WPX and constitutes the valid and binding obligation of WPX, enforceable against WPX in accordance with its terms.

(f)                                   Notices and other communications hereunder to WPX shall be delivered to WPX Energy, Inc., Attention: Treasury Group, 3500 One Williams Center, Suite 2600, Tulsa, Oklahoma 74172, with a copy to the Attention:  Legal Counsel, 3500 One Williams Center, Suite 3800, Tulsa, Oklahoma 74172.

[Signature page follows.]

SELLER:

WPX ENERGY PRODUCTION, LLC

By:	/s/ Bryan K. Guderian
Name:	Bryan K. Guderian
Title:	Senior Vice President

SELLER GUARANTOR:

WPX ENERGY, INC.

By:	/s/ Bryan K. Guderian
Name:	Bryan K. Guderian
Title:	Senior Vice President

BUYER:

ENDURING RESOURCES IV, LLC

By:	/s/ Barth E. Whitman
Name:	Barth E. Whitman
Title:	President, CEO

Signature page to Purchase and Sale Agreement